UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant                                                                 ☒
Filed by a Party other than the Registrant                                ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

GREENLIGHT CAPITAL RE, LTD.
(Name of Registrant As Specified in its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount previously paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

GREENLIGHT CAPITAL RE, LTD.
65 Market Street, Suite 1207
Jasmine Court, Camana Bay
P.O. Box 31110
Grand Cayman, KY1-1205
Cayman Islands
NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
 TO BE HELD ON APRIL 28, 2010

Notice is hereby given that the Annual General Meeting of Shareholders, or the Meeting, of Greenlight Capital Re, Ltd., or the Company, will be held at the Company’s offices at 65 Market Street, Suite 1207, Jasmine Court, Grand Cayman, Cayman Islands on April 28, 2010, at 9:00 a.m. (local time), for the following purposes:

1.           To consider and vote upon a proposal to elect seven directors of the Company to serve on the Board of Directors until the Annual General Meeting of Shareholders in 2011;

2.           To consider and vote upon a proposal to elect seven directors of Greenlight Reinsurance, Ltd., a wholly-owned subsidiary of the Company, or Greenlight Re, to serve on the Board of Directors of Greenlight Re until the Annual General Meeting of Shareholders in 2011, which pursuant to the Company’s Third Amended and Restated Memorandum and Articles of Association, is required to be considered by the shareholders of the Company;

3.           To consider and vote upon an amendment to increase the number of Class A ordinary shares available for issuance under the Company’s 2004 stock incentive plan, or the plan, from 2.0 million Class A ordinary shares to 3.5 million Class A ordinary shares and to extend the termination date of the plan from August 11, 2014 to April 27, 2020;

4.           To consider and vote upon a proposal to ratify the appointment of BDO Seidman, LLP as the independent auditors of the Company for the fiscal year ending December 31, 2010; and

5.           To consider and vote upon a proposal to ratify the appointment of BDO Cayman Islands as the independent auditors of Greenlight Re for the fiscal year ending December 31, 2010, which pursuant to the Company’s Third Amended and Restated Memorandum and Articles of Association, is required to be considered by the shareholders of the Company.

Information concerning the matters to be acted upon at the Meeting is set forth in the accompanying Proxy Statement.

Only shareholders of record, as shown by the transfer books of the Company, at the close of business on March 8, 2010, will be entitled to notice of, and to vote at, the Meeting or any adjournments thereof.

In accordance with rules adopted by the Securities and Exchange Commission, we are pleased to furnish these proxy materials to shareholders over the Internet rather than in paper form. We believe these rules allow us to provide our shareholders with expedited and convenient access to the information they need, while helping to conserve natural resources and lower the costs of printing and delivering proxy materials.

Whether or not you plan to attend the Meeting, we hope you will vote as soon as possible. Voting your proxy will ensure your representation at the Meeting. We urge you to carefully review the proxy materials and to vote FOR Proposals 1 through 5.

By Order of the Board of Directors,

Leonard Goldberg
Chief Executive Officer

March 5, 2010
Grand Cayman, Cayman Islands

 GREENLIGHT CAPITAL RE, LTD.
65 Market Street, Suite 1207, Jasmine Court, Camana Bay
P.O. Box 31110
Grand Cayman, KY1-1205
Cayman Islands

PROXY STATEMENT
ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 28, 2010

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Greenlight Capital Re, Ltd., or the Company, of proxies for use at the Annual General Meeting of Shareholders of the Company, or the Meeting, to be held at 65 Market Street, Suite 1207, Jasmine Court, Camana Bay, Grand Cayman, Cayman Islands on April 28, 2010 at 9:00 a.m. (local time), and at any and all adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Annual General Meeting of Shareholders. The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, including financial statements, is included with this Proxy Statement for informational purposes and not as a means of soliciting your proxy. Additional copies of the Annual Report on Form 10-K may be obtained, without charge, by writing to us at the address above.

This Proxy Statement and the accompanying proxy card and Notice of Annual General Meeting of Shareholders are first being provided to shareholders on or about March 5, 2010.

Unless otherwise indicated or unless the context otherwise requires, all references in this Proxy Statement to “the Company”, "GLRE", “we”, “us”, “our” and similar expressions are references to Greenlight Capital Re, Ltd. All references to Greenlight Re are references to Greenlight Reinsurance, Ltd., the wholly-owned subsidiary of Greenlight Capital Re, Ltd.

Voting Procedures

As a shareholder of GLRE, you have a right to vote on certain business matters affecting GLRE.  The proposals that will be presented at the Meeting and upon which you are being asked to vote are discussed below under the “Proposals” section.  Each Class A ordinary share of GLRE you owned as of the record date entitles you to one vote on each proposal presented at the Meeting, subject to certain provisions of our Third Amended and Restated Memorandum and Articles of Association, or our Articles, as described below under “Voting Securities and Vote Required”.

Methods of Voting

You may vote by mail, by telephone, over the internet, or in person at the Meeting.

Voting by Mail. If you have requested a paper copy of the proxy documents you may vote by signing the proxy card and returning it in the prepaid and addressed envelope enclosed with the proxy materials.  If you vote by mail we encourage you to sign and return the proxy card even if you plan to attend the Meeting so that your shares will be voted if you are unable to attend the Meeting.

Voting by Telephone. To vote by telephone, please follow either the instructions included on your proxy card or the voting instructions you received by mail or that are being provided via the Internet.  If you vote by telephone, you do not need to complete and mail a proxy card. Telephone voting is available through 11:59 p.m. (local time), the day prior to the Meeting day.

Voting over the Internet. To vote over the Internet, please follow either the instructions included on your proxy card or the voting instructions you receive by mail or the instructions that are being provided via the Internet.  If you vote over the Internet, you do not need to complete and mail a proxy card. Internet voting is available through 11:59 p.m. (local time), the day prior to the Meeting day.

Voting in Person at the Meeting. If you attend the Meeting and plan to vote in person, we will provide you with a ballot at the Meeting.  If your shares are registered directly in your name, you are considered the shareholder of record and you have the right to vote in person at the Meeting.  If your shares are held in the name of your broker or other nominee, you are considered the beneficial owner of shares held in street name.  As a beneficial owner, if you wish to vote at the Meeting, you will need to bring to the Meeting a legal proxy from your broker or other nominee authorizing you to vote those shares.

Electronic Availability of Proxy Materials for 2010 Annual Meeting

Under rules adopted by the SEC, we are furnishing proxy materials to our shareholders primarily via the Internet, instead of mailing printed copies of those materials to each shareholder. On or about March 16, 2010, we will mail to our shareholders (other than those who previously requested electronic or paper delivery) a Notice of Internet Availability containing instructions on how to access our proxy materials, including our proxy statement and our annual report. The Notice of Internet Availability also instructs you on how to access your proxy card to vote over the Internet, by mail or telephone.

This new process is designed to expedite shareholders’ receipt of proxy materials, help conserve natural resources and lower the cost of the Meeting. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

Requesting a Paper Copy of Proxy Materials

Any registered shareholder receiving a Notice of Internet Availability who would like to request a separate paper copy of these materials, should: (1) go to www.proxyvoting.com/glre and follow the instructions provided; (2) send an e-mail message to shrrelations@bnymellon.com with “Request for Proxy Materials” in the subject line and provide your name, address and the control number that appears in the box on the Notice of Internet Availability; or (3) call our Investor Relations department, at 1(888) 313-0164 (Toll Free) or 1(201) 680-6688 (Outside of the U.S. or Canada).

VOTING SECURITIES AND VOTE REQUIRED

As of March 8, 2010, the record date for the determination of persons entitled to receive notice of, and to vote at, the Meeting, the following ordinary shares are estimated to be issued and outstanding:

•           30,063,893 Class A ordinary shares, par value $0.10 per share

•           6,254,949 Class B ordinary shares, par value $0.10 per share

The above ordinary shares are our only classes of equity shares outstanding and entitled to vote at the Meeting.

Class A Ordinary Shares

Each Class A ordinary share is entitled to one vote per share. However, except upon unanimous consent of the Board of Directors, no holder shall be permitted to acquire an amount of shares which would cause any person to own (directly, indirectly or constructively under applicable United States tax attribution and constructive ownership rules) 9.9% or more of the total voting power of the total issued and outstanding ordinary shares. Due to the voting limitations on our Class B ordinary shares described below, each Class A ordinary share will be effectively entitled to more than one vote per share subject to the 9.9% restriction described in this paragraph.

Class B Ordinary Shares

Each Class B ordinary share is entitled to ten votes per share. However, the total voting power of all Class B ordinary shares, as a class, shall not exceed 9.5% of the total voting power of the total issued and outstanding ordinary shares. The voting power of any Class A ordinary shares held by any holder of Class B ordinary shares (whether directly, or indirectly or constructively under applicable United States tax attribution and constructive ownership rules) shall be included for purposes of measuring the total voting power of the Class B ordinary shares.

Because the applicability of the voting power reduction provisions to any particular shareholder depends on facts and circumstances that may be known only to the shareholder or related persons, we request that any holder of ordinary shares with reason to believe that it is a shareholder whose ordinary shares constitute 9.9% or more of the voting power of the Company, or a 9.9% Shareholder, contact us promptly so that we may determine whether the voting power of such holder’s ordinary shares should be reduced. By submitting a proxy, a holder of ordinary shares will be deemed to have confirmed that, to its knowledge, it is not, and is not acting on behalf of, a 9.9% Shareholder. The directors of the Company are empowered to require any shareholder to provide information as to that shareholder’s beneficial ownership of ordinary shares, the names of persons having beneficial ownership of the shareholder’s ordinary shares, relationships with other shareholders or any other facts the directors may consider relevant to the determination of the number of ordinary shares attributable to any person. The directors may disregard the votes attached to ordinary shares of any holder who fails to respond to such a request or who, in their judgment, submits incomplete or inaccurate information. The directors retain certain discretion to make such final adjustments that they consider fair and reasonable in all the circumstances as to the aggregate number of votes attaching to the ordinary shares of any shareholder to ensure that no person shall be a 9.9% Shareholder at any time.

The attendance of two or more persons representing, in person or by proxy, more than 50% of the issued and outstanding ordinary shares as of March 8, 2010, the record date of the Meeting, is necessary to constitute a quorum at the Meeting. Assuming that a quorum is present, the affirmative vote of the holders of a simple majority of the ordinary shares voted will be required to approve each of the proposals 1, 2, 3, 4 and 5.

With regard to any proposal, votes may be cast in favor of or against such proposal or a shareholder may abstain from voting on such proposal. Abstentions will be excluded entirely from the vote and will have no effect except that abstentions and “broker non-votes” will be counted toward determining the presence of a quorum for the transaction of business. Generally, broker non-votes occur when ordinary shares held for a beneficial owner are not voted on a particular proposal because the broker has not received voting instructions from the beneficial owner, and the broker does not have discretionary authority to vote on a particular proposal.

The Board of Directors recommends that the shareholders take the following actions at the Meeting:

1.         Proposal One: to vote FOR the election of the seven director nominees named herein to serve on the Company’s Board of Directors until the Annual General Meeting of Shareholders in 2011.

2.         Proposal Two: to vote FOR the election of the seven director nominees named herein to serve on the Board of Directors of Greenlight Re until the Annual General Meeting of Shareholders in 2011, which pursuant to the Company’s Third Amended and Restated Memorandum and Articles of Association, is required to be considered by the shareholders of the Company.

 3.        Proposal Three: to vote FOR an amendment to increase the number of Class A ordinary shares available for issuance under the Company’s stock incentive plan from 2.0 million Class A ordinary shares to 3.5 million Class A ordinary shares and to extend the termination date of the plan from August 11, 2014 to April 27, 2020.

4.         Proposal Four: to vote FOR the ratification of BDO Seidman, LLP, an independent registered public accounting firm, as the Company’s independent auditor for fiscal year ending December 31, 2010.

5.         Proposal Five: to vote FOR the ratification of BDO Cayman Islands an independent registered public accounting firm, as Greenlight Re’s independent auditor for fiscal year ending December 31, 2010, which pursuant to the Company’s Third Amended and Restated Memorandum and Articles of Association, is required to be considered by the shareholders of the Company.

A representative of BDO will attend the Meeting and will be available to respond to questions and may make a statement if he or she so desires.

SOLICITATION AND REVOCATION

Proxies must be received by us by 11:59 p.m. (local time) on April 27, 2010. A shareholder may revoke his or her proxy at any time up to one hour prior to the commencement of the Meeting.

   To do this, you must:
•	enter a new vote by telephone, over the Internet or by signing and returning another proxy card at a later date;
•	file a written revocation with the Secretary of the Company at our address set forth above;
•	file a duly executed proxy bearing a later date; or
•	appear in person at the Meeting and vote in person.

   Such persons designated as proxies are officers of the Company.

All ordinary shares represented by properly executed proxies that are returned and not revoked will be voted in accordance with the instructions, if any, given thereon. If no instructions are provided in an executed proxy, it will be voted FOR each of the proposals described herein and set forth on the accompanying form of proxy, and in accordance with the proxy holder’s best judgment as to any other business as may properly come before the Meeting. If a shareholder appoints a person other than the persons named in the enclosed form of proxy to represent him or her, such person should vote the shares in respect of which he or she is appointed proxy holder in accordance with the directions of the shareholder appointing him or her.

PROPOSAL ONE
ELECTION OF DIRECTORS OF THE COMPANY

Our Articles provide that the Board of Directors shall be appointed annually for a term of appointment that shall end at the conclusion of the Annual General Meeting of Shareholders following the one at which they were appointed. Currently, we have seven directors serving on our Board of Directors. The Board of Directors has nominated Alan Brooks, David Einhorn, Leonard Goldberg, Ian Isaacs, Frank Lackner, Bryan Murphy and Joseph Platt to serve as the directors of the Company, to be voted on by all holders of record of ordinary shares as of the record date. The Board of Directors has no reason to believe any nominee will not continue to be a candidate or will not be able to serve as a director of the Company if elected. In the event that any nominee is unable to serve as a director, the proxy holders named in the accompanying proxy have advised that they will vote for the election of such substitute or additional nominee(s) as the Board of Directors may propose. The Board of Directors unanimously recommends that you vote FOR the election of each of the nominees.

Each of the director nominees is currently serving as a director of the Company and is standing for re-election.  Unless otherwise directed, the persons named in the proxy intend to vote all proxies FOR the election of the following director nominees.

Director Nominees

Name	Age	Position	Director Since
Alan Brooks(1)(3)	63	Director	2004
David Einhorn(3)	41	Chairman	2004
Leonard Goldberg(3)	47	Director, Chief Executive Officer	2005
Ian Isaacs(2)(4)	54	Director	2008
Frank Lackner(1)(3)(4)	41	Director	2004
Bryan Murphy(1)(2)(3)	64	Director	2008
Joseph Platt(2)(4)	62	Director	2004

(1)  Member of Audit Committee

(2)      Member of Compensation Committee

(3)      Member of Underwriting Committee

(4)      Member of Nominating and Governance Committee

    There is no family relationship among any of the nominees, directors and/or any of the Company’s executive officers.

The nominees have consented to serve as directors of the Company and Greenlight Re, if elected.

Set forth below is biographical information concerning each nominee for election as a director of the Company, including a discussion of such nominee’s particular experience, qualifications, attributes or skills that lead our Board of Directors to conclude that the nominee should serve as a director of our Company.

Alan Brooks has been a director of our Board since July 2004. From February 2001 until his retirement in July 2003, Mr. Brooks was engaged as a consultant by KPMG in the Cayman Islands. Prior to that, from 1984 to 1999, Mr. Brooks served as the non-life insurance practice partner at KPMG in the Cayman Islands. During those years, Mr. Brooks specialized in providing audit and liquidation services to the offshore insurance industry. Mr. Brooks was engaged as the audit partner for over 150 licensed insurance companies in the Cayman Islands, ranging from companies writing property and casualty, life and credit insurance as well as special purpose vehicles formed to insure catastrophe risks. Mr. Brooks has significant experience in the preparation of financial statements in accordance with United States, United Kingdom, Canadian and International GAAP. Mr. Brooks is a shareholder and director of Genesis Trust and Corporate Services Ltd., a Cayman Islands based trust and management company.  Mr. Brooks also serves as a director of other Cayman based insurance companies. Mr. Brooks has been a Fellow of the Institute of Chartered Accountants of England & Wales since 1979.  Prior to qualifying as a Chartered Accountant, Mr. Brooks received a Diploma of Education from the North Buckinghamshire College of Education in 1968. Our Nominating and Governance Committee and Board believe that Mr. Brooks should serve as a director given his Cayman Islands residency and extensive audit, accounting and financial experience and expertise.

David Einhorn has been a director of our Board since July 2004 and Chairman of our Board since August 6, 2004.  Mr. Einhorn co-founded and has served as the President of Greenlight Capital, Inc., since January 1996.  Mr. Einhorn serves as senior managing member of DME Advisors, LP, or DME Advisors, our investment advisor. Greenlight Capital, Inc. and DME Advisors are affiliates of Greenlight Capital Re, Ltd. Since April 2006, Mr. Einhorn has served as a director of BioFuel Energy Corp. (Nasdaq: BIOF). From March 2006 to March 2007 Mr. Einhorn served on the board of directors of New Century Financial Corp., formerly listed on the New York Stock Exchange under the symbol “NEW”. Mr. Einhorn graduated summa cum laude with distinction from Cornell University in 1991 where he earned a B.A. from the College of Arts and Sciences. Our Nominating and Governance Committee and Board believe that Mr. Einhorn should serve as a director and as Chairman of our Board given his investment expertise and business experience and his significant share ownership in the Company.

Leonard Goldberg has served as our Chief Executive Officer and a director of our Board since August 2005. Mr. Goldberg has more than 20 years of insurance and reinsurance experience. He worked with the Alea Group, a reinsurance company, from August 2000 to August 2004, including serving as chief executive officer of Alea North America Insurance Company and Alea North America Specialty Insurance Company from March 2002 to August 2004, where he was responsible for the insurance and reinsurance strategy for the North America region. Prior to working with the Alea Group, Mr. Goldberg served as chief actuary and senior vice president – Financial Products of Custom Risk Solutions, a managing general agency company, from April 1999 to August 2000. From May 1995 to December 1998, Mr. Goldberg provided various actuarial services to Zurich Group, a reinsurance company, including acting as chief actuary of Zurich Re London. Mr. Goldberg received his B.A. in Mathematics from Rutgers University in 1984 and MBA, Finance Concentration, from Rutgers Executive MBA program in 1993 and is a Fellow of the Casualty Actuarial Society and a member of the American Academy of Actuaries. Our Nominating and Governance Committee and Board believe that Mr. Goldberg should serve as a director given his role as Chief Executive Officer of the Company and his significant insurance and reinsurance experience and expertise.

Ian Isaacs has been a director of our Board since May 2008. Mr. Isaacs is currently a senior partner at Merlin Securities, a San Francisco-based broker dealer.  Mr. Isaacs previously served as a director of our Board from its founding in July 2004 until February 2007. Mr. Isaacs stepped down from the Board in February of 2007, due to his then-current employer’s policy prohibiting its employees from serving on boards of publicly-traded companies. Mr. Isaacs rejoined the Board in May 2008, when he joined Merlin Securities, where his duties include providing portfolio analytics and market intelligence to institutional investors. Previously, from July 2000 to March 2008, Mr. Isaacs served as a Senior Vice President, Investments, with UBS Financial Services, a subsidiary of UBS AG, a Zurich-based investment bank. At UBS Financial Services, Mr. Isaacs conducted market research for institutional investors, including Greenlight Capital, Inc.  Prior to its acquisition by UBS AG in July of 2000, Mr. Isaacs was employed by PaineWebber from May 1990, becoming Senior Vice-President of Investments in 1995. Prior to Paine Webber, Mr. Isaacs was a partner with Hambrecht and Quist, an investment bank based in San Francisco, from 1985 to 1990. Mr. Isaacs received his Bachelor of Arts from Carleton College in 1977. Our Nominating and Governance Committee and Board believe that Mr. Isaacs should serve as a director given his significant experience in the securities business, evaluating business models and executive strategy, as well as his financial investment experience and expertise.

Frank Lackner has been a director since July 2004. Since 2007, Mr. Lackner has acted as a consultant with Lackner Capital Advisors LLC., a New York based company he founded that provides investment banking and financial advisory services to the financial services industry. Mr. Lackner served as managing director of Fox-Pitt Kelton Cochran Caronia Waller, a global specialist investment bank, from May 2007 to September 2007. Prior to this, Mr. Lackner served as a managing director of Torsiello Securities Inc., an investment banking and financial advisory services company to the global insurance and financial services industry, and its predecessor firm from October 2001 until October 2006. From January 1998 to October 2001, Mr. Lackner was a founder and chief executive officer of RiskContinuum, Inc., an online reinsurance trading exchange. During such time, Mr. Lackner also provided consulting services to First International Capital LLC and to other clients in the insurance industry. From September 1993 to December 1997, Mr. Lackner was a vice president of Insurance Partner Advisors, L.P., a private equity investment partnership formed by the Centre Reinsurance Companies, Chase Manhattan Bank and the Robert Bass Group, which made equity investments in insurance, reinsurance and healthcare companies worldwide. From 1992 to 1993, Mr. Lackner was a finite risk reinsurance underwriter at the Centre Reinsurance Companies, where he worked on both corporate development projects and structuring and pricing finite risk insurance and reinsurance products. From 1990 to 1992, Mr. Lackner was an investment banker at Donaldson, Lufkin & Jenrette Securities Corp., where he advised both property/casualty and life insurance companies on strategic acquisitions, divestitures and capital markets-related activities, including initial public offerings, debt offerings and restructurings. Mr. Lackner formerly served as a director of American Safety Insurance Holdings Ltd. (NYSE: ASI), a specialty insurance company that provides customized insurance products and solutions for small and medium-sized businesses. Mr. Lackner received his BBA in Banking and Finance from Hofstra University in 1989. Our Nominating Governance Committee and Board believe that Mr. Lackner should serve as a director given his insurance and reinsurance, global investments and financial advisory experience and expertise.

Bryan Murphy has been a director of our Board since May 2008. From 1996 until his retirement in December 2007, Mr. Murphy served as a founding director and chief executive officer of Island Heritage Holdings Ltd., a Cayman Islands-based property, liability and automobile insurer. Prior to Island Heritage, Mr. Murphy acted as a consultant to Trident Partnership from 1994 to 1996 and was employed by International Risk Management Group from 1978 to 1994. Mr. Murphy has over 30 years experience in the insurance business and has held senior positions in several countries, including the Cayman Islands, Ireland, Ethiopia and Saudi Arabia. Until December 2007, Mr. Murphy served on the board of directors of AZ Reinsurance Limited, a wholly owned subsidiary of Astra-Zeneca PLC and a captive insurer of the group’s property and liability insurance business. In addition, until December 2008, Mr. Murphy served on the board of directors of  ICHEM Reinsurance Limited, a wholly owned subsidiary of ICI PLC and a captive insurer for the group’s property and liability insurance business. Mr. Murphy holds a degree in economics and mathematics from University College, Dublin, Ireland. Our Nominating and Governance Committee and Board believe that Mr. Murphy should serve as a director given his given his Cayman Islands residency and extensive senior management experience in international insurance and reinsurance companies.

Joseph Platt has been a director of our Board since July 2004. Currently, Mr. Platt is the general partner at Thorn Partners, LP a family–office limited partnership.  Mr. Platt’s career at Johnson and Higgins (J&H), a global insurance broker and employee benefits consultant, spanned 27 years until the sale of J&H to Marsh & McLennan Companies in March 1997. At the sale of J&H, Mr. Platt was an owner, director and executive vice president responsible for North America and marketing and sales worldwide. Mr. Platt was head of the operating committee and a member of the executive committee. Since 1997, Mr. Platt has been an active private investor. Mr. Platt is on the board of directors of Jones Brown, a private Canadian insurance broker, and serves as an independent director of the BlackRock Open End & Liquidity Funds. He is also a Director of the West Penn Allegheny Health System (WPAHS). He is a member of the New York State Bar Association. Mr. Platt received his B.A. from Manhattan College in 1968 and his J.D. from Fordham University Law School in 1971. Mr. Platt also attended Harvard Business School’s Advanced Management Program in 1983. Our Nominating and Governance Committee and Board believe that Mr. Platt should serve as a director given his insurance and compensations and benefits experience and expertise.

 Alternate Director

Daniel Roitman. Section 14 of the Articles provide that any director (other than an alternate director) may, by writing, appoint any other director, or any other person willing to act, to be an alternate director and, by writing, may remove from office an alternate director so appointed by him. We anticipate that, if re-elected, Mr. Einhorn will continue to appoint Daniel Roitman as his alternate director. Mr. Roitman is not a director nominee. Mr. Roitman has served as chief operating officer and partner of Greenlight Capital, Inc. since January 2003. From 1996 through 2002, Mr. Roitman served as a vice president at Goldman Sachs. Before joining Goldman Sachs, Mr. Roitman was employed as a member of the New York technology practice at Andersen Consulting, now Accenture. Mr. Roitman earned a B.S. with distinction in electrical engineering from Cornell University in 1991 and a Master of Engineering in 1992. Mr. Roitman graduated with distinction from the New York University Stern School of Business in 2002, earning an MBA in Finance. Mr. Einhorn has appointed Mr. Roitman as his alternate given Mr. Roitman’s financial investment and business experience and expertise.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES ABOVE.

PROPOSAL TWO
ELECTION OF DIRECTORS OF GREENLIGHT RE

Pursuant to the Articles, with respect to any matter required to be submitted to a vote of the shareholders of Greenlight Re, the Company is required to submit a proposal relating to such matters to its own shareholders and vote all the shares of Greenlight Re owned by the Company in accordance with and proportional to such vote of the Company’s shareholders. Accordingly, the shareholders of the Company are being asked to consider this proposal.

Currently, we have seven directors serving on Greenlight Re’s Board of Directors, which is a full Board of Directors. Greenlight Re’s Board of Directors has nominated Alan Brooks, David Einhorn, Leonard Goldberg, Ian Isaacs, Frank Lackner, Bryan Murphy and Joseph Platt to serve as the directors of Greenlight Re, to be voted on by all holders of record of ordinary shares as of the Record Date. The Board of Directors has no reason to believe any nominee will not continue to be a candidate or will not be able to serve as a director of Greenlight Re if elected. In the event that any nominee is unable to serve as a director, the proxy holders named in the accompanying proxy have advised that they will vote for the election of such substitute or additional nominee(s) as the Board of Directors may propose. The Board of Directors unanimously recommends that you vote FOR the election of each of the nominees.

Each of the director nominees is currently serving as a director of Greenlight Re. Unless otherwise directed, the persons named in the proxy intend to vote all proxies FOR the election of the following director nominees.

Director Nominees

Name	Age	Position	Director Since
Alan Brooks	63	Director	2004
David Einhorn	41	Chairman	2004
Leonard Goldberg	47	Director, Chief Executive Officer	2005
Ian Isaacs	54	Director	2008
Frank Lackner	41	Director	2004
Bryan Murphy	64	Director	2008
Joseph Platt	62	Director	2004

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” AUTHORIZATION OF THE ELECTION OF GREENLIGHT RE’S NOMINEES ABOVE.

 PROPOSAL THREE
APPROVAL OF AMENDMENT AND RESTATEMENT OF THE STOCK INCENTIVE PLAN

Proposed Amendment to Increase Shares Authorized and Extend Termination Date

    On August 12, 2004, we adopted the Greenlight Capital Re, Ltd. 2004 stock incentive plan, or the stock incentive plan, which was amended and restated on August 15, 2005, February 14, 2007 and May 4, 2007.  Subject to adjustment in accordance with the terms of the stock incentive plan, 2,000,000 Class A ordinary shares are currently available for the grant of awards under the stock incentive plan.

    Our Board of Directors has adopted, subject to shareholder approval, an amended and restated stock incentive plan, or the amended plan, which increases the number of Class A ordinary shares authorized for issuance under stock incentive plan by 1.5 million Class A ordinary shares to 3.5 million Class A ordinary shares. In addition, the amendment will extend the termination date of the stock incentive plan from August 11, 2014 to April 27, 2020.

    Our Board of Directors believes that equity based awards are an important incentive for attracting, retaining and motivating employees and officers through the opportunity of equity participation in the Company.  The amended plan is intended to enable us to continue to have an adequate number of Class A ordinary shares available for the grant of stock and stock option awards to attract new employees, and to retain current employees.

    As of February 1, 2010, 1,339,000 stock options and 527,103 restricted shares have been granted under the stock incentive plan, leaving 133,897 Class A ordinary shares available for future grants under the stock incentive plan.  These prior grants have been made to our officers, employees and certain directors. In the near term, we anticipate granting additional stock options and restricted shares in connection with the hiring or appointment of individuals, as well as to employees and certain directors.

    The full text of the amended plan is set forth as Exhibit 1 to this Proxy Statement. A general description of the principal terms of the stock incentive plan, as amended by the amended plan, is set forth below. The summary, however, does not purport to be a complete description of all the provisions of the stock incentive plan. Any of our shareholders who wishes to obtain a copy of the stock incentive plan may do so upon the written request to Investor Relations at our principal executive offices located at 65 Market Street, Suite 1207, Jasmine Court, Camana Bay, P.O. Box 31110, Grand Cayman, KY1-1205, Cayman Islands.

    Summary of the Plan

    General

    The general purpose of the stock incentive plan is to enable us and our affiliates to retain the services of eligible employees, directors and consultants through the grant of stock options, stock bonuses and restricted shares (collectively referred to as the awards).

    Subject to adjustment in accordance with the terms of the stock incentive plan, 2,000,000 Class A ordinary shares (3.5 million Class A ordinary shares if the amended plan is approved) are available for the grant of awards under the stock incentive plan. As of February 1, 2010, 1,339,000 options and 527,103 restricted shares have been granted under the stock incentive plan.

    Administration

    Our Compensation Committee administers the stock incentive plan and has broad discretion, subject to the terms of the stock incentive plan, to determine which eligible participants will be granted awards, prescribe the terms and conditions of awards, establish rules and regulations for the interpretation and administration of the stock incentive plan and adopt any modifications, procedures or sub-plans that may be necessary or desirable to comply with the laws of foreign countries in which we or our affiliates operate to assure the viability of awards granted under the stock incentive plan.

    Eligibility

    Persons eligible to participate in the stock incentive plan include our employees, directors, and consultants and those of our affiliates.  While the specific individuals to whom awards will be made in the future cannot be determined at this time, all 15 of our current employees and 5 of our current directors are presently eligible to participate in the stock incentive plan.

    Options

    Stock options are subject to such terms and conditions as our Compensation Committee deems appropriate. Our Compensation Committee determines the per share exercise price of stock options which will not be less than 100% of the fair market value of the Class A ordinary shares on the date of grant. Options generally expire ten years from the date of grant and vest and become exercisable as determined by our Compensation Committee on the date of grant.

    A participant may pay the exercise price of stock options in cash, by cashiers’ check or at the discretion of our Compensation Committee, in certain other Class A ordinary shares held by the participant, by having us withhold a number of Class A ordinary shares upon exercise equal to the aggregate exercise price, in any other form of legal consideration or by a combination of the foregoing methods.

    Unless otherwise specified by our Compensation Committee, upon the termination of a participant’s service other than due to the participant’s death or disability, all unvested stock options held by the participant will terminate and the participant may exercise his or her vested stock options during the period ending on the earlier of three months following the termination and the expiration of the term of the stock option. If a participant’s service is terminated by us for cause, all of the participant’s stock options, vested and unvested, will terminate.

    Unless otherwise specified by our Compensation Committee, upon the termination of a participant’s service due to the participant’s death or disability, all unvested stock options held by the participant will terminate and the participant or his or her beneficiary may exercise any vested stock options during the period ending on the earlier of twelve months following the termination and the expiration of the term of the stock option.

    Unless otherwise provided in an individual option agreement and subject to the stock incentive plan’s adjustment provision, a change of control will not affect any stock options granted under the stock incentive plan.

    Restricted Shares

    Restricted shares are subject to such terms and conditions, including vesting, as our Compensation Committee deems appropriate as set forth in individual award agreements. Participants may be entitled to vote the restricted shares while held in our custody. Our Compensation Committee determines the purchase price, if any, of restricted Class A ordinary shares.

    In the event of a termination of a participant’s service, we may repurchase any or all unvested Class A ordinary shares held by the participant for par value.

    Stock Bonus Awards

    Stock bonus awards are subject to such terms and conditions as our Compensation Committee deems appropriate. To the extent permitted so that the Class A ordinary shares awarded will be treated as fully paid, a stock bonus may be awarded in consideration for past services rendered.

    In the event of a termination of a participant’s service, we may repurchase any or all unvested Class A ordinary shares held by the participant for par value.

    Adjustments

    Our Compensation Committee will make appropriate adjustments so as to prevent dilution or enlargement of the benefits or potential benefits with respect to events such as dividends or other distributions, recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, spin-off or sale, transfer or disposition of all or substantially all of our assets or stock. For example, our Compensation Committee shall adjust the number of Class A ordinary shares subject to outstanding awards and the exercise price of outstanding options.

    Amendment/Termination

    Our Board of Directors may amend the stock incentive plan at any time. Except as provided in the stock incentive plan, no amendment will be effective unless approved by our shareholders to the extent shareholder approval is necessary to satisfy any applicable law or any national securities exchange listing requirement, and no amendment will be made that would adversely affect rights under an award previously granted under the stock incentive plan without the consent of the affected participants.

    Our Compensation Committee may suspend or terminate the stock incentive plan at any time. Unless sooner terminated, the stock incentive plan will terminate on August 11, 2014. If the amended plan is approved, the stock incentive plan will expire on April 27, 2020 unless it is terminated earlier by our Board of Directors.

U.S. Federal Tax Consequences Applicable to U.S. Taxpayers

IRS Circular 230 Notice Requirement.  This communication is not given in the form of a covered opinion, within the meaning of Circular 230 issued by the United States Secretary of the Treasury.  Thus, we are required to inform you that you cannot rely upon any tax advice contained in this communication for the purpose of avoiding United States federal tax penalties.  In addition, any tax advice contained in this communication may not be used to promote, market or recommend a transaction to another party.

    The tax consequences of stock options and other awards granted under the stock incentive plan are complex and depend, in large part, on the surrounding facts and circumstances.  This section provides a brief summary of certain significant U.S. federal income tax consequences of the stock incentive plan under existing U.S. law.  This summary is not a complete statement of applicable law and is based upon the Code, the regulations promulgated therein, as well as administrative and judicial interpretations of the Code as in effect on the date of this description.  If U.S. federal tax laws, or the interpretations of such laws, change in the future, the information provided in this section may no longer be accurate. This section does not discuss state, local, or non-U.S. tax consequences.  This section also does not discuss the effect of gift, estate, or inheritance taxes. Therefore, it is important that you consult with your tax advisor before taking any action with respect to any award you received under the plan.

    We are not a U.S. taxpayer and, accordingly, awards under the stock incentive plan are not expected to have direct U.S. federal income tax consequences to us.

Stock Options

    Participants are not taxed on stock options when they are granted. However, participants will generally be taxed when upon exercise of a stock option to purchase Class A ordinary shares.  Upon exercise of a stock option, a participant will generally recognize ordinary income in an amount equal to the excess of the fair market value of the Class A ordinary shares underlying the stock option on the date the participant exercises the stock option over the exercise price of the stock option.

Restricted Shares

    A participant generally will not recognize any income for federal income tax purposes when the participant is awarded restricted Class A ordinary shares, because these shares are considered to be property that is not transferable and subject to a substantial risk of forfeiture under the Internal Revenue Code of 1986, as amended, or the Code. When a restricted share becomes transferable or is no longer subject to a substantial risk of forfeiture (i.e., when that share becomes vested and the restricted period lapses), the participant will generally be required to recognize as income an amount equal to the excess of the fair market value of the share on the date the restrictions lapse over the amount, if any, that the participant paid to acquire the share when it was granted. However, pursuant to Section 83(b) of the Code, the participant can file an election with the Internal Revenue Service to immediately recognize income upon the grant of the restricted shares based on the fair market value of the restricted shares on the date the award is granted (less the amount, if any, that the participant paid to acquire the restricted shares). This election must be filed within the first 30 days after the date a restricted stock award is granted to the participant. If the participant makes this election, any dividends paid with respect to the restricted shares will not be taxed as compensation, but rather as dividend income, and the participant will not recognize additional income when the restrictions applicable to the restricted shares lapse, but will be taxed at capital gain rates when the participant sells the restricted shares after they vest based on the fair market value of the shares on the date the participant sells them over their fair market value on the date of grant.

Stock Bonus Awards

    A participant will be taxed on stock bonuses in the year in which the Class A ordinary shares subject to the award are distributed to the participant. The participant will be taxed on the aggregate fair market value of all Class A ordinary shares distributed to him or her.

    In general, if a participant sells the Class A ordinary shares acquired upon exercise of stock options or vesting of restricted shares or stock bonuses, the participant generally will have a capital gain (or loss), depending on the difference between the sale price of the Class A ordinary shares and the fair market value of the Class A ordinary shares on the date the participant acquired the Class A ordinary shares upon the exercise of the stock option or vesting of restricted shares or stock bonuses. The capital gain (or loss) is considered “long term” or “short term,” depending on how long the participant has held the Class A ordinary shares prior to the sale.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” APPROVAL OF THE AMENDMENT TO THE STOCK INCENTIVE PLAN.

PROPOSAL FOUR
APPOINTMENT OF THE COMPANY’S AUDITOR

Upon recommendation of the Audit Committee, the Board of Directors proposes that the shareholders ratify the appointment of BDO Seidman, LLP to serve as the independent auditors of the Company for the 2010 fiscal year until the Company’s Annual General Meeting of Shareholders in 2011. BDO Seidman, LLP served as the independent auditors of the Company for the 2009 fiscal year. A representative of BDO will attend the Meeting and will be available to respond to questions and may make a statement if he or she so desires.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE COMPANY'S AUDITOR PROPOSAL.

PROPOSAL FIVE
APPOINTMENT OF GREENLIGHT RE’S AUDITOR

Upon recommendation of the Audit Committee, the Board of Directors proposes that the shareholders ratify the appointment of BDO Cayman Islands to serve as the independent auditors of Greenlight Re for the 2010 fiscal year until Greenlight Re’s Annual General Meeting of Shareholders in 2011. BDO Cayman Islands served as the independent auditors of Greenlight Re for the 2009 fiscal year. A representative of BDO will attend the Meeting and will be available to respond to questions and may make a statement if  he or she so desires.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF GREENLIGHT RE’S AUDITOR PROPOSAL.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS STRUCTURE, MEETINGS AND COMMITTEES

Board Leadership Structure and Risk Oversight

    Since the Company’s formation in 2004, the Company has bifurcated the positions of Chairman of the Board and Chief Executive Officer.  David Einhorn, who, through an affiliate, sponsored the Company and is the senior manager of DME Advisors, LP, our investment advisor, has served as Chairman of the Board since August 2004.  Leonard Goldberg, who joined the Company in August 2005, has served as Chief Executive Officer since such time.

    We believe it is the Chairman of the Board’s responsibility to run the Board and the Chief Executive Officer’s responsibility to run the Company.  As directors continue to have more oversight responsibilities than ever before, we believe it is beneficial to have a Chairman of the Board whose job is to lead the Board.  Likewise, by having two different individuals serve as Chairman of the Board and Chief Executive Officer, our Chief Executive Officer is able to focus the vast amount of his time and energy in running the Company and furthering its operational business strategy.  Additionally, we believe our dual leadership structure with a Chairman of the Board with significant investment experience and expertise, and a Chief Executive Officer, with significant reinsurance experience and expertise, complements our underwriting and investment strategies and helps us to further our business objectives.

    We have five independent directors and two non-independent directors: the Chairman of the Board and our Chief Executive Officer.  We currently have an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and an Underwriting Committee.  Our Audit, Compensation and Nominating and Corporate Governance Committees are comprised solely of independent directors and are each served by a different chairperson.  We believe that the number of independent, experienced directors on our Board provides necessary and appropriate oversight for our Company.

    Management is primarily responsible for assessing and managing the Company’s exposure to risk.  While risk assessment is management’s duty, the Audit Committee is responsible for discussing guidelines and policies with management that govern the process by which risk assessment and control is handled.  The Audit Committee also reviews steps that management has taken to monitor the Company’s risk exposure.  The Audit Committee receives reports from management on a regular basis regarding the Company’s assessment and management of risks.  In addition, the Audit Committee reports regularly to the full Board, which also considers the Company’s risk profile.  Management focuses on the risks facing the Company while the Audit Committee focuses on the Company’s general risk management strategy and also ensures that risks undertaken by the Company are consistent with the Company’s standards.  We believe this division of responsibilities is the most effective approach for addressing the risks facing our Company and that our Board leadership structures supports this approach.

    Pursuant to our corporate governance guidelines, the Board and its committees, on an annual basis, perform a self-evaluation, self-assessment and peer review.  The Nominating and Corporate Governance Committee monitors this process.  As part of its self-evaluation, self-assessment and peer review, the Board evaluates the overall composition of the Board, in order to, among other things, ensure that the Board and its committees are providing the Company with the best leadership structure given the Company’s needs.

Board Committees and Meetings

Our Board of Directors has four committees: an Audit Committee, a Compensation Committee, a Nominating and Governance Committee and an Underwriting Committee.  Each committee has a written charter. The table below provides current membership and fiscal year 2009 meeting information for each of the Board committees.

Name	Audit Committee	Compensation Committee	Nominating and Governance Committee	Underwriting Committee
Alan Brooks	X*			X
David Einhorn				X
Leonard Goldberg				X
Ian Isaacs		X*	X
Frank Lackner	X		X	X*
Bryan Murphy	X	X		X
Joseph Platt		X	X*

Total Meetings	6	5	4	5

* Committee Chairperson

Each of our directors attended in person, or by telephone from outside of the United States, at least 80% of the four meetings of the Board of Directors and any committee on which he served in 2009. It is our policy that directors are expected to attend the Meeting in the absence of a scheduling conflict or other valid reason. All of our directors attended our 2009 annual general meeting of shareholders.

Members of the Audit Committee, Compensation Committee and Nominating and Governance Committee must meet all applicable independence tests of the Nasdaq stock market rules and the applicable rules and regulations promulgated by the Securities and Exchange Commission, or the SEC. The Company’s Nominating and Governance Committee and the Board of Directors have reviewed the responses of director nominees to a questionnaire asking about their relationships (and those of immediate family members) with the Company and other potential conflicts of interest, and have considered the relationships listed below regarding Messrs. Platt and Isaacs in determining their respective independence. Except as noted, the Board of Directors concluded that all of the director nominees listed below are independent in accordance with the director independence standards of the Nasdaq stock market rules and the SEC and that none has a material relationship with the Company that would impair his independence from management or otherwise compromise his ability to act as an independent director. Accordingly, the majority of the Board of Directors is currently and, if all the director nominees are elected, will be comprised of independent directors.

    Certain of our directors invest in funds managed by Greenlight Capital, Inc. or its affiliates. We refer to these funds as the Greenlight Funds. Each of the Greenlight Funds is an affiliate of DME Advisors, LP, which acts as our investment advisor and receives significant fees from us. Joseph Platt, Frank Lackner and Ian Isaacs are all limited partners in the Greenlight Funds DME Advisors, LP is an affiliate of David Einhorn, the Chairman of the Board, and Mr. Einhorn has been deemed to not be independent due to his relationship with DME Advisors, LP. In determining whether each of Messrs. Platt, Lackner and Isaacs is independent, the Board considered his respective limited partner interest in the Greenlight Funds. Under the Nasdaq rules, the Board considered the investments of Messrs. Platt, Lackner and Isaacs in the Greenlight Funds, but ultimately determined that such investments would not interfere with their respective ability to exercise independent judgment in carrying out the responsibilities as a director of the Company.

    Ian Isaacs is a senior partner of Merlin Securities, a prime brokerage services and technology provider for hedge funds.  The Greenlight Funds and DME Advisors, LP, the Company’s investment advisor, compensate Merlin Securities for market intelligence and analytic services provided by Mr. Isaacs to the Greenlight Funds and DME Advisors, LP. In fiscal year 2009, the Greenlight Funds and DME Advisors, LP paid commissions to Merlin Securities, of which Mr. Isaacs indirectly received approximately $65,000. Under the Nasdaq rules, a director will not be deemed independent if he accepted any compensation from a company in excess of $120,000 during any 12 consecutive month period within the three years preceding the determination of independence.  The Board determined that the compensation earned by Mr. Isaacs was related to his services to the Greenlight Funds and DME Advisors, LP, and does not deem Mr. Isaacs to be non-independent under this Nasdaq rule. Further, in analyzing whether Mr. Isaacs’ role as a partner of an organization which received payments from the Company renders him non-independent, the Board has determined that the payments do not exceed the 5% consolidated gross revenues of Merlin Securities threshold nor does it exceed the $200,000 threshold under the Nasdaq rules. Finally, the Board considered Mr. Isaacs’ employment with Merlin Securities and his compensation relating to services to the Greenlight Funds and DME Advisors, LP and determined that such relationships would not interfere with his ability to exercise independent judgment in carrying out the responsibilities of director.

Director	Independent	Material Transactions and Relationships
Alan Brooks	Yes	None
David Einhorn	No	President of Greenlight Capital, Inc. and senior managing member of DME Advisors, LP
Leonard Goldberg	No	Chief Executive Officer of the Company
Ian Isaacs	Yes	None
Frank Lackner	Yes	None
Bryan Murphy	Yes	None
Joseph Platt	Yes	None

    Below is a description of each committee of our Board of Directors.

Audit Committee

    The Audit Committee is currently composed entirely of non-management directors each of whom the Board of Directors has determined is independent in accordance with the Nasdaq stock market rules and applicable rules and regulations promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act. The Audit Committee has general responsibility for the oversight and surveillance of our accounting, reporting and financial control practices. The Audit Committee is governed by a written charter approved by our Board of Directors, which outlines its primary duties and responsibilities and which can be found on our website at www.greenlightre.ky. Mr. Brooks has been designated as an “audit committee financial expert” as defined in Section 407 of the Sarbanes-Oxley Act of 2002.

Compensation Committee

The Compensation Committee is appointed by the Board of Directors. All of the members of our Compensation Committee are independent as defined under the Nasdaq stock market rules and applicable SEC rules and regulations. The purpose of our Compensation Committee is to discharge the responsibilities of our Board of Directors relating to compensation of our executive officers. The Compensation Committee is governed by a written charter approved by our Board of Directors, which outlines its primary duties and responsibilities and which can be found on our website at www.greenlightre.ky. Our Compensation Committee, among other things, assists our Board of Directors in ensuring that a proper system of compensation is in place to provide performance-oriented incentives to management and makes recommendations to the Board of Directors with respect to incentive-compensation plans and equity-based plans.

Nominating and Governance Committee

The Nominating and Governance Committee makes recommendations to the Board of Directors as to nominations and compensation for the Board of Directors and committee members, as well as structural, governance and procedural matters. The Nominating and Governance Committee also reviews the performance of the Board of Directors and the Company’s succession planning. All of the members of our Nominating and Governance Committee are independent as defined under the Nasdaq stock market rules and applicable SEC rules and regulations. The Nominating and Governance Committee is governed by a written charter approved by our Board of Directors, which outlines its primary duties and responsibilities and which can be found on our website at www.greenlightre.ky.

    The Nominating and Governance Committee is responsible for reviewing with the Board of Directors, on an annual basis, the requisite skills and characteristics of new directors as well as the composition of the Board of Directors as a whole. When the Board of Directors determines to seek a new member, whether to fill a vacancy or otherwise, the Nominating and Governance Committee generally does not use third-party search firms. The Nominating and Governance Committee considers recommendations from other directors, management and others, including shareholders. In general, the Nominating and Governance Committee looks for directors possessing superior business judgment and integrity who have distinguished themselves in their chosen fields of endeavor and who have knowledge or experience in the areas of insurance, reinsurance, financial services or other aspects of the Company’s business, operations or activities. In selecting director candidates, the Nominating and Corporate Governance Committee also considers diversity, including skills, geography and the interplay of the candidate's experience with the experience of the other board members.

The Nominating and Governance Committee will consider, for director nominees, persons recommended by shareholders, who may submit recommendations to the Nominating and Governance Committee in care of the Company’s Secretary, Greenlight Capital Re, Ltd., 65 Market Street, Suite 1207, Jasmine Court, Camana Bay, P.O. Box 31110, Grand Cayman, KY1-1205, Cayman Islands. To be considered by the Nominating and Governance Committee, such recommendations must be accompanied by a description of the qualifications of the proposed candidate and a written statement from the proposed candidate that he or she is willing to be nominated and desires to serve if elected. Nominees for director who are recommended by shareholders to the Nominating and Governance Committee will be evaluated in the same manner as any other nominee for director. Nominations by shareholders may also be made at an Annual General Meeting of Shareholders in the manner set forth under “Shareholder Proposals for the Annual General Meeting of Shareholders in 2011”.

Underwriting Committee

The Underwriting Committee, among other things, advises our Board of Directors and management concerning the establishment and review of our underwriting policies and guidelines, oversees our underwriting process and procedures, monitors our underwriting performance and oversees our underwriting risk management exposure. The Underwriting Committee is governed by a written charter approved by our Board of Directors, which outlines its primary duties and responsibilities and which can be found on our website at www.greenlightre.ky.

EXECUTIVE OFFICERS

Name	Age	Position	Position Since
Leonard Goldberg*	47	Director, Chief Executive Officer	2005
Barton Hedges	44	President and Chief Underwriting Officer	2006
Tim Courtis	48	Chief Financial Officer	2006

*	See biography above under “Director Nominees.”

Barton Hedges has served as President and Chief Underwriting Officer of Greenlight Re since January 2006. Mr. Hedges has more than 20 years experience in the property and casualty insurance and reinsurance industry and is a Fellow of the Casualty Actuarial Society and a member of the American Academy of Actuaries. Prior to joining Greenlight Re, Mr. Hedges served as president and chief operating officer of Platinum Underwriters Bermuda, Ltd., a property, casualty and finite risk reinsurer from July 2002 until December 2005, where he was responsible for the initial start-up of the company and managed the company’s day-to-day operations.  Mr. Hedges’ previous experience includes serving as executive vice president and chief operating officer of Bermuda-based Scandinavian Re, actuarial consultant at Tillinghast – Towers Perrin, Senior Manager at Deloitte & Touche LLP and actuarial manager at United States Fidelity and Guaranty Company, where he began his career in 1987. Mr. Hedges has a B.A. in Mathematics from Towson State University.

Tim Courtis has served as Chief Financial Officer since May 2006. Mr. Courtis has over 20 years experience in the property and casualty reinsurance, captive and insurance industry. Mr. Courtis was president and chief financial officer of European International Reinsurance Company Ltd., a subsidiary of Swiss Re, from August 1994 until April 2006, where he was responsible for the management and financial analysis of Swiss Re’s Barbados-based entities. Prior to joining Swiss Re in 1994, Mr. Courtis worked for Continental Insurance in Barbados and International Risk Management Company in Bermuda where he performed duties as senior account manager to various captive insurance companies. Mr. Courtis is a Canadian Chartered Accountant and has a MBA from York University, Toronto and a Bachelor of Business from Wilfrid Laurier University, Waterloo.

 DIRECTOR COMPENSATION

We currently have five independent directors who receive compensation from us for their services. Under the Articles, our directors may receive compensation for their services as may be determined by our Board of Directors. Neither Mr. Einhorn nor Mr. Goldberg is eligible for compensation as a member of our Board of Directors. Our Compensation Committee determined that the annual retainer we pay to our directors, excluding Mr. Einhorn and Mr. Goldberg, is $50,000, effective May 1, 2009, payable at the election of the directors either quarterly (for quarters commencing May 1) in arrears, in cash or once in restricted shares, which restricted shares will vest at the earlier of the date of the one year anniversary of the grant date and the next Annual General Meeting of Shareholders. Effective May 1, 2010 the annual retainer will increase to $70,000. Each independent director will also be annually awarded 4,000 restricted shares, which will vest at the earlier of the date of the one year anniversary of the grant date and the next Annual General Meeting of Shareholders.    Our Compensation Committee also determined that the Chairman of the Audit Committee (Mr. Brooks) will receive an additional $20,000 in cash annually, payable quarterly (for quarters commencing May 1) in arrears.

Director Compensation Table

The following table summarizes the total compensation paid or awarded to our independent directors in 2009.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Total ($)
Alan Brooks	20,000	113,006	—	133,006
Ian Isaacs	—	113,006	—	113,006
Frank Lackner	—	113,006	—	113,006
Bryan Murphy	—	113,006	—	113,006
Joseph Platt	—	113,006	—	113,006

(1)
The aggregate number of stock awards held on December 31, 2009 by each of Messrs. Brooks, Isaacs, Lackner, Murphy and Platt was 21,488, 15,189, 16,175, 11,856 and 21,488 respectively. All stock awards were granted under our stock incentive plan. We account for our stock incentive plan in accordance with U.S. GAAP. The value reported above in the “Stock Awards” column is the aggregate grant date fair value for each director’s stock award granted in 2009.

(2)
The aggregate number of option awards held on December 31, 2009 by each of Messrs. Brooks, Lackner and Platt was 2,000. All option awards were granted under our stock incentive plan. We account for the stock incentive plan in accordance with U.S. GAAP. There were no options granted to directors during 2009.

Shareholder Communication

The Nominating and Governance Committee has adopted a policy for handling shareholder communications to directors. The policy and contact information can be found on our website at www.greenlightre.ky. Shareholders may send written communications to the Board of Directors or any one or more of the individual directors by mail, c/o Secretary, Greenlight Capital Re, Ltd., 65 Market Street, Suite 1207, Jasmine Court, Camana Bay, P.O. Box 31110, Grand Cayman, KY1-1205, Cayman Islands or by fax at (345) 745-4576. There is no screening process, other than to confirm that the sender is a shareholder and to filter inappropriate materials and unsolicited materials of a marketing or publication nature. All shareholder communications that are received by the Secretary of the Company for the attention of a director or directors are forwarded to the director or directors.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Policy

In general, we seek to pay salaries and living expenses that are commensurate with the salaries and living expenses paid to executives at other reinsurance companies. However, as we are the first global reinsurer operating in the Cayman Islands, no direct comparisons may be made.

Our performance-driven compensation policy consists of the following three components:

•           base salary;

•           bonuses; and

•           equity-based compensation.

We use short-term compensation comprised of base salary and annual cash bonuses and long-term compensation comprised of deferred bonuses, stock options and restricted stock in an effort to align our employees’ and executive officers’ interests with those of our shareholders and increase long-term growth in book value per share. We compensate our current executive officers, Messrs. Goldberg, Hedges and Courtis, or the named executive officers, or NEOs, according to the terms of their employment agreements. Messrs. Goldberg and Courtis are NEOs based on their positions with us and Mr. Hedges is a NEO based on his level of compensation.

Our Compensation Committee reviews all recommendations made with respect to discretionary compensation and approves all discretionary compensation decisions for all of our employees, including our NEOs. Each year, our Chief Executive Officer provides information and recommendations to the Compensation Committee with respect to individual performance to assist the Compensation Committee with its analysis and evaluation of each employee’s compensation, including the NEOs, but not for himself. The Compensation Committee determines and approves the amount of any discretionary bonus awarded to the Chief Executive Officer. While the Compensation Committee considers this information, it is not bound by the Chief Executive Officer’s recommendations. While the Compensation Committee is generally familiar with the compensation of similarly situated individuals and does consider this information when making compensation decisions, given the nature of our business and compensation, the Compensation Committee has not felt it necessary to utilize the services of a compensation consultant or to do any formal benchmarking.

Base Salary

We use base salary to recognize the experience, skills, knowledge, roles and responsibilities of our employees and executive officers. When establishing the base salaries of our NEOs, our Compensation Committee considered a number of factors, including:

•           the individual’s years of underwriting and actuarial experience;

•           the functional role of the individual’s position;

•           the level of the individual’s responsibility;

•           our ability to replace the individual; and

•           the limited number of well-qualified candidates available in or willing to relocate to the Cayman Islands.

Base salaries, which may include a living allowance, are expected to be reviewed by the Compensation Committee for possible increases at least once every three years and the timing of such review depends on the nature of the individual’s responsibilities and whether the Compensation Committee believes that changed circumstances warrant such review.

Effective January 1, 2009, Mr. Hedges’ employment contract was amended to increase his base salary from $450,000 per annum to $500,000 per annum.  The increase, as determined by our Compensation Committee, was reflective of Mr. Hedges’ successful formation of an experienced underwriting team and his successful development and ongoing management of a larger, more complex, underwriting platform.

Bonuses

We use bonuses to reward individual and company performance. We expect our bonuses to be highly variable from year to year primarily due to our expectation of annual variability in our underwriting result.  Our Compensation Committee determines each NEO’s target bonus, expressed as a percentage of his base salary.  For 2009, Mr. Goldberg’s target bonus is 125% of base salary and Mr. Hedges’ target bonus is 100% of base salary.  Effective January 1, 2009, Mr. Courtis’ target bonus was increased from 50% of base salary to 60% of base salary.  The increase in Mr. Courtis’ target bonus, as determined by our Compensation Committee, was reflective of Mr. Courtis’ increased responsibility due to the growth of our Company and his expanded responsibility over all of our Company’s financial and risk management matters.

Our Compensation Committee approved a bonus program, which became effective as of the 2007 year and in which all of our employees, including our NEOs, participate. Under the bonus program, each employee’s target bonus consists of two components: a quantitative component based on return on deployed equity relating to our reinsurance operations and a discretionary component based on a qualitative assessment of each employee’s performance. Each employee is assigned a percentage of the portion of his or her bonus that will be determined based upon the quantitative component of his or her bonus. An employee’s quantitative bonus percentage may be adjusted annually by the Compensation Committee based primarily on the roles and responsibilities of the employee and the level of their direct involvement in underwriting operations.  The remaining portion of the target bonus is discretionary and determined based on a qualitative assessment of the employee’s performance in relation to certain annual performance goals and objectives.

Quantitative Bonus

Each year, our employees, including our NEOs, are entitled to receive a portion of a bonus pool based on quantitative performance.  This pool is calculated based on the return on deployed equity, or RODE, for each underwriting year. The quantitative portion of an employee’s actual annual bonus is not calculated and paid until two years from the end of the fiscal year in which the business was underwritten.  The employee’s receipt of the quantitative portion of his or her bonus is therefore deferred for two years so that we can better determine the actual performance of the reinsurance contracts for such underwriting year. We therefore do not risk paying large bonuses for contracts that do not perform well over time. For example, the 2009 underwriting year quantitative bonuses, if any, will be paid in 2012. For years prior to 2009, an employee had to be employed by us or one of our subsidiaries on the last day of the applicable underwriting year in order to receive the quantitative portion of his or her bonus with respect to such year, but did not need to be employed on the date quantitative bonuses are paid. For 2009 and future years, an employee must be employed by us or one of our subsidiaries on January 1st following the end of the applicable fiscal year, in order to receive the quantitative component of his or her bonus with respect to such year, but need not be employed by us at the date of payment of the deferred amounts. Notwithstanding the foregoing, with respect to the quantitative portion of the employee’s annual bonus for 2009 and future years, the payment schedule may be adjusted to comply with Section 457A of the Internal Revenue Code of 1986, as amended, or the Code. Our Compensation Committee has the discretion to reduce or increase the total aggregate quantitative bonus pool for any particular underwriting year based on particular reinsurance industry events or other extraordinary factors.

Each employee, including our NEOs, is assigned a quantitative bonus participation percentage, or a “QBP percentage,” which indicates the portion of his bonus that will be determined based on RODE. Deployed equity is the aggregate allocated equity calculated by our proprietary models based upon the risk profile of each reinsurance contract written.

If our Compensation Committee expects an individual to have a direct or significant impact on our return on deployed equity, it will assign that individual a higher QBP percentage.  Similarly, if our Compensation Committee expects that an individual will not have a direct or significant impact on our return on deployed equity it will assign that individual a lower QBP percentage.  Our Compensation Committee believes that the performance of each of Mr. Goldberg and Mr. Hedges, our Chief Executive Officer and Chief Underwriting Officer, respectively, will have a direct and/or significant impact on our return on deployed equity relating to our reinsurance operations.  Therefore, they have been assigned higher QBP percentages, whereas Mr. Courtis, our Chief Financial Officer, has been assigned a lower QBP percentage, as the Compensation Committee believes that his individual performance should be weighted more heavily when making bonus determinations.  For 2009, Mr. Goldberg’s target bonus was $500,000, 80% of which was the target QBP percentage.  Mr. Hedges’ target bonus was $500,000, 80% of which was the target QBP percentage.  Mr. Courtis’ target bonus was $180,000, 40% of which was the target QBP percentage. Each NEO’s QBP percentage may be adjusted annually by the Compensation Committee.

The sum of the target quantitative bonuses for all employees, including NEOs, equals the total target quantitative bonus pool.   Each NEO’s share of the quantitative bonus pool is his or her target quantitative bonus divided by the total target quantitative bonus pool.   The amount of quantitative bonus ultimately paid to each NEO is based upon the NEO’s share of the quantitative bonus pool multiplied by the ultimate quantitative bonus declared.

RODE is the percentage return based on net underwriting income, net of all general and administrative expenses, all discounted at a risk free rate selected for such underwriting year, in relation to the sum of the deployed capital allocated to each of the contracts underwritten. The amount of quantitative bonus awarded, if any, is determined based on the excess of the actual RODE compared to a risk free return.

A target RODE is established for the entire underwriting portfolio each year by the Compensation Committee and is an amount equal to the sum of (i) the “risk free rate,” as determined annually by the Underwriting Committee and (ii) a fixed percentage in excess of the risk free rate for each contract underwritten based upon the inherent risk in each contract.  Currently we use one fixed percentage for all frequency business and another percentage for all severity business. A higher fixed percentage is assigned for severity business to reflect the inherently riskier nature of that business.

    Expressed as a formula, for each underwriting year, target RODE is calculated as follows:

Target RODE =	{Risk Free Rate + the sum of (a fixed percentage times the amount of deployed equity for each contract)} / total deployed equity

    At the end of the three-year measurement period, the actual RODE is compared to the target RODE for the applicable underwriting year and the quantitative bonus pool is funded in accordance with the following formulas:

Actual RODE	Amount Credited to Quantitative Bonus Pool
Equal to or less than Risk Free Rate	Zero
Between Risk Free Rate and Target RODE

The sum of all employees’ target quantitative bonuses multiplied by a fraction, the numerator of which equals the actual RODE minus the risk free rate and the denominator of which equals the target RODE minus the risk free rate.

Greater than Target Return	The sum of all employees’ target quantitative bonuses plus 10% multiplied by the excess of achieved RODE over target RODE multiplied by deployed equity.
Greater than Target Return + 5%	In addition to the bonus calculated above, an additional bonus pool will be created equal to 10% multiplied by the excess of achieved RODE over target RODE + 5% multiplied by deployed equity.

    There is no maximum amount that may be paid under the quantitative component of our bonus plan. Likewise, there is no fixed minimum amount and therefore the quantitative component of the bonus plan could be zero for any particular underwriting year.

    Additionally, the Compensation Committee has the discretion to make adjustments to the calculation of the quantitative bonus pool due to significant over-performance or deficiencies.  For example, the quantitative bonus pool could be reduced if it related to over-weighting and short term good fortune on natural catastrophe business. Alternatively, the quantitative bonus pool could be increased if in a generally poor underwriting year for the reinsurance industry, we demonstrated a prudent use of deployed capital and achieved a profitable above industry average return on capital.

The calculation of the quantitative bonus pool is deferred for two years following the end of the applicable underwriting year because we believe that short-term results are not an accurate indicator of any contract’s performance. Thus, subject to the requirements of Section 457A of the Code, calculations are scheduled to be made with respect to the 2009 underwriting year on January 1, 2012 and payments made in calendar year 2012. As such, the employee’s receipt of the quantitative portion of his or her bonus is deferred until we can better determine the actual performance of the reinsurance contracts bound by us during such year.  We believe that this is unique in the reinsurance business and helps us better align the interests of management and shareholders by paying bonuses once the business develops instead of based solely on initial accounting of results. The calculated bonus pool will accrue our investment return from December 31 of the underwriting year until December 31 two years later.

In February 2010 the Compensation Committee approved the quantitative bonus pool with respect to the 2007 underwriting year based on performance through December 31, 2009. Although the Compensation Committee has discretion to make adjustments to the calculation of the quantitative bonus pool it did not elect to exercise this discretion with respect to quantitative bonuses related to the 2007 underwriting year.

As a result of the RODE calculation for the 2007 underwriting year, the Compensation Committee approved quantitative bonus amounts for each of our NEOs which will be payable on or before March 15, 2010. The resulting quantitative bonus amounts are $1,078,668 to Mr. Goldberg, $970,802 to Mr. Hedges and $161,800 to Mr. Courtis. These quantitative bonus amounts reflect the Company’s successful 2007 underwriting results in which the Company reported a RODE in excess of the target return plus five percent.  The amounts awarded to each of  Mr. Goldberg, Mr. Hedges and Mr. Courtis were determined based on each NEO’s share of the target quantitative bonus pool multiplied by the ultimate quantitative bonus declared.

Discretionary Bonus

The discretionary portion of an employee’s annual bonus is determined by taking into account the employee’s achievement of individual performance goals established by the employee and management and reviewed and approved by our Chief Executive Officer or the Compensation Committee (in the case of the Chief Executive Officer). The CEO makes a recommendation to the Compensation Committee with regard to the amount of any discretionary bonus to be awarded to all employees, including the NEOs, but not for himself. The Compensation Committee determines and approves the amount of any discretionary bonus awarded to the CEO. An employee must be employed by us or one of our subsidiaries on the last day of the year in order to receive the discretionary component of his or her bonus for the year.

With respect to the 2009 discretionary bonuses for our NEOs, the Compensation Committee considered the individual performance of each of our NEOs taking into account their respective achievements in relation to certain goals and objectives and such other criteria as our Compensation Committee deemed appropriate. The following is a non-exclusive list of factors considered by our Compensation Committee in making 2009 qualitative bonus determinations, none of which were assigned any particular weight:

    Goals and objectives for Leonard Goldberg:
•	Monitoring and managing overall enterprise risk and profitability;
•	Developing strategic relationships and partnerships with insurance companies and other risk taking entities;
•	Effectively managing rating agency and regulatory relationships; and
•	Providing consistent and appropriate communications to the Board of Directors and investors.

    Goals and objectives for Barton Hedges:
•	Expanding new lines of business;
•	Developing and retaining relationships with brokers, agents and managing general agents;
•	Developing and managing relationships with outside experts, including financial advisors, attorneys and accountants; and
•	Recruiting and developing staff.

    Goals and objectives for Tim Courtis:
•	Coordinating regulatory issues and relationships, including rating agencies;
•	Managing and expanding our letters of credit facilities;
•	Ensuring that Board of Directors and committee meetings run efficiently and effectively;
•	Managing the ongoing public reporting process, including any SEC or Nasdaq issues;
•	Recruiting and developing staff; and
•	Producing underwriting analyses and reports which assist in tracking the progress of our business.

As a result of these analyses, in February 2010 the Compensation Committee approved discretionary bonus amounts with respect to 2009 performance for each of our NEOs, resulting in a $100,000 qualitative bonus payment to Mr. Goldberg, a $100,000 qualitative bonus payment to Mr. Hedges and a $129,600 qualitative bonus payment to Mr. Courtis.

The qualitative bonus awards granted to both Mr. Goldberg and Mr. Hedges were equal to their target qualitative bonus amount.   Mr. Goldberg’s bonus was a reflection of the Compensation Committee’s approval of his successful management of the Company’s overall risk profile and the further development of certain strategic relationships. Mr. Hedges’ bonus was a reflection of his continued successful growth and diversification of a frequency oriented underwriting portfolio and the successful integration of a larger underwriting team.  Mr. Courtis’ qualitative bonus award was 120% of his target qualitative bonus which reflects the Compensation Committee’s evaluation that Mr. Courtis successfully managed all finance functions of the Company which have become more complex as the Company’s underwriting platform has grown.

The discretionary bonus amounts will be paid on or around March 15, 2010.

Stock Incentive Plan Awards

In 2004, we adopted a stock incentive plan, which was amended and restated effective as of August 15, 2005, February 14, 2007 and May 4, 2007. We have historically granted stock options to our employees, including our NEOs, at employment inception that vest ratably over three years. Pursuant to the terms of his employment agreement, Mr. Goldberg also receives annual option grants and on August 14, 2009, our Board of Directors granted Mr. Goldberg options to acquire 80,000 Class A ordinary shares at an exercise price of $28.44 per share, being 1.7 times the Company’s fully diluted book value per share as of June 30, 2009.  In accordance with Mr. Goldberg’s employment agreement the exercise price of the options is calculated as the greater of: a) the fair market value of a GLRE share on the grant date and b) 1.7 times our fully diluted book value per share as of June 30, 2009.

Our Compensation Committee has decided that over the long term, restricted stock will be the preferred form of equity compensation as it better aligns management with long-term shareholder value creation. Our Compensation Committee determines the value of restricted stock grants that each NEO may receive, taking into account prior performance, our desire to retain the executive and the executive’s role within our company. Those executives who are most critical to our future growth generally receive larger awards. The restricted stock will be subject to three-year cliff vesting. Unvested restricted shares will be forfeited if a NEO terminates employment for any reason (other than death or disability). Currently, we expect long-term compensation, or the deferred portion of our bonus program and stock incentive plan awards, to represent the majority of each NEO’s compensation.

In order to prevent the backdating of equity awards and to ensure that the timing of awards or the release of material information will not be accelerated or delayed to allow an award recipient to benefit from a more favorable stock price, on February 27, 2008, our Board of Directors and Compensation Committee adopted a policy with respect to our equity grant practices that delineates specific procedures that must be followed when granting equity awards. We believe this policy helps the integrity of our equity award grant practices.

Our current practice is to grant equity awards in March of each fiscal year. In 2009, our Compensation Committee approved and we granted awards of $701,250, $601,245 and $626,250 of Class A ordinary restricted shares to each of Messrs. Goldberg, Hedges and Courtis respectively under the stock incentive plan.  The number of shares were calculated based on the closing price of the shares on March 12, 2009. The restricted shares were granted on March 13, 2009 and are subject to three-year cliff vesting. These stock awards reflect our Compensation Committee’s assessment of each individual’s successful performance during 2008 with respect to further developing our underwriting platform, developing strategic partnerships and judiciously deploying underwriting capital in a softening reinsurance marketplace, as well as our desire to retain these executives and align their interests with those of our shareholders.

In 2010, our Compensation Committee approved and we will grant awards of $476,000 of Class A ordinary restricted shares to each of Messrs. Goldberg, Hedges and Courtis, under our stock incentive plan.  The number of shares will be calculated based on the closing price of the shares on March 12, 2010. The restricted shares will be granted on or around March 15, 2010 and are subject to three-year cliff vesting. These stock awards reflect our Compensation Committee’s assessment of each individual’s successful performance during 2009 with respect to further developing our underwriting platform, developing strategic partnerships and judiciously deploying underwriting capital in a softening reinsurance marketplace, as well as our desire to retain these executives and align their interests with those of our shareholders.

Benefits and Perquisites

We offer certain limited perquisites to our executives, including housing allowances and contributions to our defined benefit contribution pension plan. We intend to continue to maintain our current benefits and perquisites for our executive officers. However, our Compensation Committee may revise, amend or add to these benefit programs at its discretion.

Tax Implications

The Compensation Committee considers the income tax consequences of individual compensation elements when analyzing the overall compensation paid to our NEOs. Because we are not a U.S. taxpayer, our compensation program has not been designed to comply with Section 162(m) of the Code.

Ordinary Share Ownership Guidelines

We believe that broad-based share ownership by our employees, including our NEOs, is the most effective method to deliver superior shareholder returns by increasing the alignment between the interests of our employees and our shareholders. We do not, however, have a formal requirement for share ownership by any group of employees including our NEOs.

Change in Control and Severance

Upon termination of employment or a change in control, the NEOs may receive accelerated vesting of awards granted under our stock incentive plan and severance payments under their employment agreements.

Under our stock incentive plan, our Compensation Committee generally has the discretion to vest unvested awards upon a change in control as described below under “The Stock Incentive Plan.” This discretion allows the Compensation Committee to determine at the time of the change in control whether, and the extent to which, additional vesting is warranted. In addition, Mr. Goldberg’s option agreements and each NEO’s restricted stock award agreements provide for accelerated vesting upon termination of employment under certain circumstances, and also upon a change in control. For more details on these termination provisions, see “Potential Payments upon Termination or Change in Control.”

Upon termination of employment without cause or for good reason, our NEOs are eligible for severance payments which, depending upon the circumstances surrounding termination, may include:

•           a cash payment equal to one year’s annual salary and bonus;

•           a pro-rated target bonus for the year of termination; and

•           one year of continued health benefits.

The amount of our severance obligations to our NEOs is designed to be competitive with the amounts payable to executives in similar positions at other global reinsurance companies with which we compete for talent. Severance payments are made monthly and are contingent upon the NEO’s continued compliance with the restrictive covenants in his employment agreement. Mr. Goldberg’s agreement contains a special provision whereby he may terminate his employment and receive severance benefits in the event of a change in control (as defined under the description of his employment agreement). We agreed to this provision in consideration of the risk Mr. Goldberg took by joining us in our formation stages and our recognition of his willingness to take the risk and his confidence in both our overall strategy and the strength of our Board of Directors.

Compensation Committee Report

In February 2010, our Compensation Committee reviewed and discussed the compensation discussion and analysis required by Regulation S-K, Item 402(b) promulgated under the Exchange Act, with management. Based on the review and discussions referred to in the preceding sentence, our Compensation Committee recommended to our Board of Directors that this compensation discussion and analysis disclosure be included in this Proxy Statement.

The foregoing report is provided by the following directors, who constitute the Compensation Committee:

The Compensation Committee

Ian Isaacs (Chairman)
Bryan Murphy
Joseph Platt

The foregoing Compensation Committee Report shall not be incorporated by reference in any previous or future documents filed by the Company with the SEC under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates the Report by reference in any filed document.

SUMMARY COMPENSATION TABLE

The following Summary Compensation Table summarizes the total compensation paid or awarded to our NEOs in 2009, 2008 and 2007.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)		Total ($)
Leonard Goldberg, CEO	2009	400,000	100,000	(1)	701,250	500,000	1,078,668	79,317	(6)	2,859,235
	2008	462,500	250,000		473,765	695,200	—	109,317	(7)	1,990,782
	2007	500,000	100,000		589,780	509,000	—	127,317	(8)	1,826,097

Tim Courtis, CFO	2009	300,000	129,600	(1)	626,250	—	161,800	79,317	(6)	1,296,967
	2008	300,000	225,000		473,765	—	—	79,317	(6)	1,078,082
	2007	291,667	90,000		303,896	—	—	79,317	(6)	764,880

Barton Hedges, CUO	2009	500,000	100,000	(1)	601,245	—	970,802	79,317	(6)	2,251,364
	2008	450,000	225,000		473,765	—	—	79,317	(6)	1,228,082
	2007	450,000	90,000		533,990	—	—	79,317	(6)	1,153,307

(1)	Represents the discretionary portion of the NEO’s bonus to be paid on March 15, 2010.

(2)
All stock awards were granted under our stock incentive plan. We account for the stock incentive plan in accordance with U.S. GAAP. The value reported above in the "Stock Awards" column is the aggregate grant date fair value for each NEO’s restricted stock award, granted in 2009, 2008 and 2007.

(3)
All option awards were granted under our stock incentive plan at fair value on the date of grant. The value reported above in the "Option Awards" column is the aggregate grant date fair value for each NEO’s option award.

(4)
As discussed in the “Compensation Discussion & Analysis” section of this proxy statement, the quantitative component of each NEO’s bonus is calculated and paid two years following the end of the fiscal year in which the business is underwritten and is based on performance over this extended period. Accordingly, quantitative bonuses are not earned in the year in which the business is underwritten but rather they are earned at the end of the applicable performance period. In the case of the 2007 quantitative bonus, in February 2010 the compensation committee approved the amounts reported above based on performance through December 31, 2009 and calculations performed as of January 1, 2010. These amounts are expected to be paid on March 15, 2010 and are reported as non-equity incentive plan compensation for the 2009 year.

As of December 31, 2009, we estimate that the bonus amounts relating to the 2008 and 2009 underwriting years, payable in 2011 and 2012 respectively, would equal approximately $2,419,000 for Mr. Goldberg (2009: $1,167,000; 2008: $1,252,000), $2,294,000 for Mr. Hedges (2009: $1,167,000; 2008: $1,127,000) and $398,000 for Mr. Courtis (2009: $210,000; 2008: $188,000). We note, however, that these amounts will be adjusted based on changes in underwriting results and. the ultimate amount paid could be materially different than the estimates provided. Additionally, because our compensation committee has discretion to pay more or less than the amount resulting from the performance based funding calculation, the ultimate amount of the quantitative portion of the bonus for each NEO may differ from the estimate provided herein.  We expect that final decisions with respect to the 2008 and 2009 quantitative bonus amounts will be made in February 2011 and February 2012, respectively.

(5)	The amounts shown in this column include a housing allowance and the amounts we contributed to our defined contribution pension plan on behalf of each NEO.

(6)	Includes a $72,000 housing allowance and amounts contributed to our defined contribution pension plan on behalf of each of Mr. Goldberg, Mr. Hedges and Mr. Courtis.

(7)	Includes a $102,000 housing allowance and amounts contributed to our defined contribution pension plan on behalf of Mr. Goldberg.

(8)	Includes a $120,000 housing allowance and amounts contributed to our defined contribution pension plan on behalf of Mr. Goldberg.

Grants of Plan Based Awards for Fiscal Year 2009

Our Compensation Committee, or our Board of Directors acting as our Compensation Committee, granted stock option and restricted stock awards under our stock incentive plan and established target quantitative bonuses (which will be paid in 2012) for our NEOs in 2009. Set forth in the following table is information regarding stock option and restricted stock awards granted in 2009 as well as 2009 estimated quantitative bonus amounts.

GRANTS OF PLAN BASED AWARDS IN FISCAL YEAR 2009

	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)	Estimated Future Payouts Under Equity Incentive Plan Awards	All other Stock Awards: Number of Shares of Stock or Units (#)(2)	All other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)		Grant Date Fair Value of Stock and Option Awards ($)
Leonard Goldberg	3/13/09	2/17/09	—	—	46,750	—	—		701,250
Leonard Goldberg	8/14/09	8/05/08	—	—	—	80,000	28.44	(3)	500,000
Leonard Goldberg	—	—	1,167,000	—	—	—	—		—
Tim Courtis	3/13/09	2/17/09	—	—	41,750	—	—		626,250
Tim Courtis	—	—	210,000	—	—	—	—		—
Barton Hedges	3/13/09	2/17/09	—	—	40,083	—	—		601,245
Barton Hedges	—	—	1,167,000	—	—	—	—		—

(1)	The amounts in this column reflect the NEO’s estimated quantitative bonus with respect to the 2009 underwriting year.

(2)	The amount in this column represents a grant of restricted shares made pursuant to our stock incentive plan. Each restricted share award is subject to three-year cliff vesting.

(3)	The exercise price of the Option Award is 1.7 times the fully diluted book value as of the immediately preceding quarter end before the grant date.

Outstanding Equity Awards at Fiscal Year End 2009

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Leonard Goldberg	500,000	(3)	—		—	11.10	8/15/15	108,685	(10)	2,563,879	—	—
	110,000	(4)	—		—	13.48	10/05/16	—		—	—	—
	33,334	(5)	16,666	(5)	—	19.60	8/15/17	—		—	—	—
	40,000	(6)	40,000	(6)	—	29.39	8/11/18	—		—	—	—
	20,000	(7)	60,000	(7)	—	28.44	8/14/19	—		—	—	—

Tim Courtis	75,000	(8)	—			12.72	5/01/16	85,750	(11)	2,022,843	—	—
Barton Hedges	250,000	(9)	—		—	11.63	1/02/16	98,518	(12)	2,324,040	—	—

(1)	This column reflects grants of restricted shares made pursuant to our stock incentive plan. All restricted shares are subject to three-year cliff vesting.

(2)       Assumes a stock price of $23.59, the closing price on December 31, 2009.

(3)
Mr. Goldberg was granted an option to purchase 500,000 Class A ordinary shares on August 15, 2005 in accordance with the terms of his employment. The option became exercisable with respect to 166,666 shares on August 15, 2006 and became exercisable with respect to another 166,667 shares each on August 15, 2007 and 2008.

(4)
Mr. Goldberg was granted an option to purchase 110,000 Class A ordinary shares on October 5, 2006, 100,000 of which were granted in accordance with the terms of his employment agreement and another 10,000 of which were granted at the discretion of the Compensation Committee. The option became exercisable with respect to 36,667 shares each on October 5, 2007 and 2008, and became exercisable with respect to 36,666 shares on October 5, 2009.

(5)
Mr. Goldberg was granted an option to purchase 50,000 Class A ordinary shares on August 15, 2007 in accordance with the terms of his employment agreement. The option became exercisable with respect to 16,667 shares each on August 15, 2008 and 2009, and will become exercisable with respect to the remaining 16,666 on August 15, 2010.

(6)
Mr. Goldberg was granted an option to purchase 80,000 Class A ordinary shares on August 11, 2008 in accordance with the terms of his employment agreement. The option became exercisable with respect to 20,000 shares immediately upon grant and became exercisable with respect to another 20,000 shares on August 11, 2009 and will become exercisable with respect to another 20,000 shares on each of August 11, 2010 and August 11, 2011.

(7)
Mr. Goldberg was granted an option to purchase 80,000 Class A ordinary shares on August 14, 2009 in accordance with the terms of his employment agreement. The option became exercisable with respect to 20,000 shares immediately upon grant, and will become exercisable with respect to an additional 20,000 shares on each of August 14, 2010, August 14, 2011 and August 14, 2012.

(8)
Mr. Courtis was granted an option to purchase 75,000 Class A ordinary shares on May 1, 2006 in accordance with the terms of his employment agreement. The option became exercisable with respect to 25,000 shares each on May 1, 2007, May 1, 2008 and May 1, 2009.

(9)
Mr. Hedges was granted an option to purchase 250,000 Class A ordinary shares on January 2, 2006 in accordance with the terms of his employment agreement. The option became exercisable with respect to 83,334 shares on January 2, 2007 and became exercisable with respect to 83,333 shares on each January 2, 2008 and January 2, 2009.

(10)
Mr. Goldberg was awarded 37,000 Class A ordinary shares on March 15, 2007, 24,935 Class A ordinary shares on March 24, 2008, and 46,750 Class A ordinary shares on March 13, 2009. These shares are restricted and will vest on the third anniversary of each award date respectively.

(11)
Mr. Courtis was awarded 19,065 Class A ordinary shares on March 15, 2007, 24,935 Class A ordinary shares on March 24, 2008, and 41,750 Class A ordinary shares on March 13, 2009. These shares are restricted and will vest on the third anniversary of each award date respectively.

(12)
Mr. Hedges was awarded 33,500 Class A ordinary shares on March 15, 2007, 24,935 Class A ordinary shares on March 24, 2008, and 40,083 Class A ordinary shares on March 13, 2009. These shares are restricted and will vest on the third anniversary of each award date respectively.

Option Exercises and Stock Vested

No stock options were exercised by NEOs and no stock awards vested during 2009.

Equity Compensation Plan Information

The following table provides information as of December 31, 2009 with respect to the Company’s Class A ordinary shares that may be issued upon the exercise of options, warrants and restricted stock granted to employees, consultants or members of the board of directors under all of our existing compensation plans, including the 2004 stock incentive plan, each as amended.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	1,581,340	(1)	$13.44	133,897	(2)
Equity compensation plans not approved by security holders	—		—	—
Total	1,581,340	(1)	$13.44	133,897	(2)

(1)
Includes 1,281,340 Class A ordinary shares issuable upon the exercise of options that were outstanding under the Stock Incentive Plan as of December 31, 2009. Also includes 400,000 Class A ordinary shares issuable upon the exercise of share purchase options granted in 2004 to a consultant, First International Capital Holdings, Ltd., or FIC, less 100,000 Class A ordinary share purchase options repurchased from FIC.

(2)
Represents the difference between the number of securities issuable under the stock incentive plan (2,000,000) and the number of securities issued under the stock incentive plan as of December 31, 2009 (1,866,103). The number of securities to be issued under the stock incentive plan consists of options to acquire 1,281,340 Class A ordinary shares as well as 584,763 issued shares.

Pension Benefits

None of our NEOs participate in a qualified or non-qualified defined benefit pension plan sponsored by us. In accordance with the National Pensions Law (2000 Revision) of the Cayman Islands, all Cayman Islands-based employers are required to make a contribution to a pension plan for each person they employ. As of June 1, 2006, we adopted a defined contribution pension plan. The amounts contributed to this plan on behalf of the NEOs are set forth in the following table.

Non-qualified Deferred Compensation in Fiscal Year 2009

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Leonard Goldberg	—	7,317	4,452	—	25,912
Tim Courtis	—	7,317	4,803	—	26,408
Barton Hedges	—	7,317	4,492	—	25,483

(1)
The amounts provided in this column represent the amount of the contributions we made on behalf of each NEO to our defined contribution pension plan during 2009. These amounts are also reported as compensation in the Summary Compensation Table under the “All Other Compensation” column.

(2)
Earnings are measured based on the NEO’s individual investment selections. The aggregate earnings and aggregate balance data for each NEO under the defined contribution pension plan is reported net of any pension plan expenses.

Employment Agreements

The following paragraphs summarize the material terms of the employment agreements of our NEOs. The severance provisions of these agreements are summarized in the section titled “Potential Payments Upon Termination or Change in Control” below.

Chief Executive Officer

Leonard Goldberg. We have entered into an employment agreement with Leonard Goldberg under which he serves as our Chief Executive Officer for a term beginning on August 15, 2008 (amended December 30, 2008) and ending on August 14, 2011. Under the terms of his employment agreement, Mr. Goldberg is entitled to receive an annual salary of not less than $400,000, subject to increase as determined by our Board of Directors, and an annual performance-based bonus with a target equal to 125% of base salary. Mr. Goldberg receives a Cayman Islands housing allowance of $6,000 per month and is entitled to participate in our employee benefit plans and insurance programs. Mr. Goldberg is also reimbursed for certain tax preparation expenses. Under the terms of his employment agreement, on August 11, 2008 and August 14, 2009, Mr. Goldberg was granted an option to acquire 80,000 Class A ordinary shares, respectively. On each third Nasdaq trading day following our release of earnings results for the quarterly period ended June 30, on which Mr. Goldberg is employed by us, he will be granted an additional option to acquire 80,000 Class A ordinary shares. All shares subject to an option must have an exercise price equal to the greater of the fair market value per share on the date of grant and 1.7 times our fully diluted book value per share at June 30 preceding the grant date.

Mr. Goldberg is subject to a six-month post-termination non-competition restriction and a one-year post-termination non-solicitation restriction in addition to perpetual confidentiality and non-disparagement requirements. The non-competition restriction does not apply if Mr. Goldberg’s employment terminates at the end of its term under circumstances that do not entitle him to receive severance payments.

Executive Officers

Barton Hedges. We have entered into an employment agreement effective January 10, 2006 (amended December 30, 2008) with Barton Hedges under which he serves as our President and Chief Underwriting Officer of Greenlight Re. The employment agreement does not have a fixed term. Under the terms of his employment agreement, Mr. Hedges is entitled to receive an annual salary of not less than $450,000, subject to increase as determined by our Board of Directors, and an annual performance-based bonus with a target equal to 100% of base salary. Mr. Hedges receives a Cayman Islands housing allowance of $6,000 per month and is entitled to participate in our employee benefit plans and insurance programs. Mr. Hedges is also reimbursed for certain tax preparation expenses. Under the terms of his employment agreement, on January 2, 2006, Mr. Hedges received an option to acquire 250,000 Class A ordinary shares with an exercise price equal to the fair market value per share on the date of grant.  On February 18, 2009 we amended the employment agreement with Mr. Hedges such that, with effect from January 1, 2009, Mr. Hedges is entitled to receive an annual salary of $500,000.

Tim Courtis. We have entered into an employment agreement effective May 1, 2006 (amended December 30, 2008) with Tim Courtis under which he serves as our Chief Financial Officer. The employment agreement does not have a fixed term. Mr. Courtis receives an annual base salary of not less than $300,000, subject to increase as determined by our Board of Directors, and an annual performance-based bonus with a target equal to 50% of base salary. Mr. Courtis receives a Cayman Islands housing allowance of $6,000 per month and is entitled to participate in our employee benefit plans and insurance programs. Under the terms of his employment agreement, on May 1, 2006, Mr. Courtis received an option to acquire 75,000 Class A ordinary shares with an exercise price equal to the fair market value per share on the date of grant.  On February 18, 2009 we amended the employment agreement with Mr. Courtis such that, with effect from January 1, 2009, Mr. Courtis’ target bonus is 60% of base salary.

Mr. Hedges and Mr. Courtis are also subject to a six-month post-termination non-competition restriction and a one-year post-termination non-solicitation restriction in addition to perpetual confidentiality and non-disparagement requirements.

The employment agreements of our NEOs were amended in 2008 in order to comply with Section 409A and Section 457A of the Code.

The Stock Incentive Plan

General

On August 11, 2004, we adopted the Greenlight Capital Re, Ltd. 2004 stock incentive plan, or the stock incentive plan, which was amended and restated on August 15, 2005, February 14, 2007 and May 4, 2007. The general purpose of the stock incentive plan is to enable us and our affiliates to retain the services of eligible employees, directors and consultants through the grant of stock options, stock bonuses and rights to acquire restricted shares (collectively referred to as the awards).

    Subject to adjustment in accordance with the terms of the stock incentive plan, 2,000,000 Class A ordinary shares are available for the grant of awards under the stock incentive plan. The maximum number of Class A ordinary shares with respect to which options may be granted to any participant during any calendar year is 500,000 Class A ordinary shares. As of December 31, 2009, 1,339,000 options and 527,103 restricted shares have been granted under the stock incentive plan. Our Board of Directors has adopted, subject to shareholder approval, an amended and restated stock incentive plan, or the amended plan, which increases the number of Class A ordinary shares authorized for issuance under the stock incentive plan by 1.5 million Class A ordinary shares to 3.5 million Class A ordinary shares. In addition, the amendment will extend the termination date of the stock incentive plan from August 11, 2014 to April 27, 2020.

Administration

Our Compensation Committee administers the stock incentive plan and has broad discretion, subject to the terms of the stock incentive plan, to determine which eligible participants will be granted awards, prescribe the terms and conditions of awards, establish rules and regulations for the interpretation and administration of the stock incentive plan and adopt any modifications, procedures or sub-plans that may be necessary or desirable to comply with the laws of foreign countries in which we or our affiliates operate to assure the viability of awards granted under the stock incentive plan.

Options

Options are subject to such terms and conditions as our Compensation Committee deems appropriate. Our Compensation Committee determines the per share exercise price of options which will not be less than 100% of the fair market value of the Class A ordinary shares on the date of grant. Options generally expire ten years from the date of grant and vest and become exercisable as determined by our Compensation Committee on the date of grant.

Unless otherwise provided in an individual option agreement and subject to the stock incentive plan’s adjustment provision, a change of control will not affect any options granted under the stock incentive plan.

Restricted Shares

Restricted shares are subject to such terms and conditions as our Compensation Committee deems appropriate as set forth in individual award agreements. Participants may be entitled to vote the restricted shares while held in our custody. Our Compensation Committee determines the purchase price, if any, of restricted Class A ordinary shares.

Stock Bonus Awards

Stock bonus awards are subject to such terms and conditions as our Compensation Committee deems appropriate. To the extent permitted so that the Class A ordinary shares awarded will be treated as fully paid, a stock bonus may be awarded in consideration for past services rendered.

Adjustments

Our Compensation Committee will determine the appropriate adjustments to be made in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available with respect to an award upon the occurrence of certain events affecting our capitalization such as a dividend or other distribution, recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, spin-off or sale, transfer or disposition of all or substantially all of our assets or stock. For example, our Compensation Committee shall adjust the number of Class A ordinary shares subject to outstanding awards and the exercise price of outstanding options.

Amendment/Termination

Our Board of Directors may amend the stock incentive plan at any time. Except as provided in the stock incentive plan, no amendment will be effective unless approved by our shareholders to the extent shareholder approval is necessary to satisfy any applicable law or any national securities exchange listing requirement, and no amendment will be made that would adversely affect rights under an award previously granted under the stock incentive plan without the consent of the affected participants. Our Compensation Committee may suspend or terminate the stock incentive plan at any time.

Unless sooner terminated, the stock incentive plan will terminate on August 10, 2014 (April 27, 2020 if the amended plan is approved).

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Employment Agreements

Leonard Goldberg

In the event that we terminate Mr. Goldberg’s employment without cause (as defined below), Mr. Goldberg terminates for good reason (as defined below) or his employment terminates at the end of the term of his employment agreement without an offer from us of continued employment on substantially similar terms, we will pay Mr. Goldberg a lump sum payment as soon as practicable following termination but in no event later than 90 days following the date of termination equal to accrued but unpaid base salary, bonus, and vacation pay; and a pro-rated portion of the target bonus that would have been paid for the year in which his employment terminated assuming targets had been achieved. In addition, we will pay him as severance in twelve monthly installments the sum of his annual base salary and target bonus provided that he does not breach the restrictive covenants in his employment agreement.  The commencement of these payments will be delayed for six months if our Board of Directors determines that such payments constitute non-qualified deferred compensation and Mr. Goldberg is a “specified employee” within the meaning of Section 409A of the Code with the first payment after the delay period being equal to the amount that would have been paid had no delay been imposed.

If Mr. Goldberg’s employment terminates as a result of his death or permanent retirement from the reinsurance industry, Mr. Goldberg and/or his beneficiaries, legal representatives or estate will become entitled to accrued but unpaid base salary, bonus and vacation pay; and a pro-rated portion of the target bonus that would have been paid for the year in which his employment terminated assuming targets had been achieved, as soon as practicable following termination but in no event later than 90 days following the date of termination. In addition, if Mr. Goldberg’s employment terminates as a result of his death, his spouse and dependents will become entitled to receive health benefits for one year. We may terminate Mr. Goldberg’s employment agreement upon 30 days’ prior written notice if he becomes disabled. If Mr. Goldberg’s employment terminates because of disability (as defined below), in addition to the accrued but unpaid compensation discussed above and pro-rated bonus, Mr. Goldberg will become entitled to receive base salary and continued health benefits for the lesser of one year or until Mr. Goldberg is eligible to receive long-term disability benefits under any long-term disability plan that we may establish. Continued base salary payments will be paid in accordance with our regular payroll schedule. The commencement of these payments will be delayed for six months if our Board of Directors determines that such payments constitute non-qualified deferred compensation and Mr. Goldberg is a “specified employee” within the meaning of Section 409A of the Code with the first payment after the delay period being equal to the amount that would have been paid had no delay been imposed. If we are not able to provide Mr. Goldberg, his spouse, or dependents with continued participation in our health plan, we will pay Mr. Goldberg for the cost of such benefits which does not exceed the amount which we would have paid if they had been entitled to participate. The cost of such benefits will be paid in accordance with the procedures we establish.

We may require that Mr. Goldberg execute a release of claims against us as a condition for compensation or benefits payable upon any termination of employment.

Tim Courtis and Barton Hedges

In the event that we terminate either Mr. Courtis’ or Mr. Hedges’ employment without cause (as defined below), or either NEO terminates his employment for good reason (as defined below), we will pay him accrued but unpaid base salary, bonus and vacation pay; and a pro-rated portion of the target bonus that would have been paid for the year in which he was terminated assuming targets had been achieved, as soon as practicable following termination but in no event later than 90 days following the date of termination. In addition, we will pay him severance in twelve monthly installments equal to the sum of his annual base salary and target bonus assuming targets had been achieved, provided that he does not breach the restrictive covenants in his employment agreement. Because he would need to relocate upon his termination from the Company, Mr. Courtis is also entitled to receive an additional $25,000 lump sum payment at the same time he receives his first monthly severance payment. The commencement of the payments will be delayed for six months if our Board of Directors determines that such payments constitute nonqualified deferred compensation and Mr. Courtis or Mr. Hedges is a “specified employee” within the meaning of Section 409A of the Code and the first payment will be equal to the aggregate amount the NEO would have received during the delay period had no delay been imposed.

If either Mr. Courtis’ or Mr. Hedges’ employment terminates as a result of his death, his beneficiary, legal representatives or estate will become entitled to accrued but unpaid base salary, bonus and vacation pay; and a pro-rated portion of the target bonus that would have been paid for the year in which his employment terminated assuming targets had been achieved, as soon as practicable following termination but in no event later than 90 days following the date of termination. In addition, his spouse and dependents will become entitled to receive health benefits for one year. We may terminate either Mr. Courtis’ or Mr. Hedges’ employment agreement upon 30 days’ prior written notice if he becomes disabled. If either Mr. Courtis’ or Mr. Hedges’ employment terminates because of disability, he will become entitled to accrued but unpaid base salary, bonus and vacation pay; a pro-rated portion of the target bonus that would have been paid for the year in which his employment was terminated assuming targets had been achieved, as soon as practicable following termination but in no event later than 90 days following the date of termination; and base salary and continued health benefits for the lesser of one year or until he is eligible to receive long-term disability benefits under any long-term disability plan that we may establish. Continued base salary payments will be paid in accordance with our regular payroll schedule. The commencement of these payments will be delayed for six months if our Board of Directors determines that such payments constitute non-qualified deferred compensation and Mr. Hedges or Mr. Courtis is a “specified employee” within the meaning of Section 409A of the Code with the first payment after the delay period being equal to the amount that would have been paid had no delay been imposed. If we are not able to provide either Mr. Courtis or Mr. Hedges, their spouses or dependents with continued participation in our health plan, we will pay for the cost of such benefits which does not exceed the amount which we would have paid if they have been entitled to participate. The cost of such benefits will be paid in accordance with the procedures we establish.

We may require that Mr. Courtis or Mr. Hedges execute a release of claims against us as a condition for compensation or benefits payable upon any termination of employment.

For purposes of the employment agreements, “cause” generally means:

•	the NEO’s drug or alcohol use which impairs his ability to perform his duties;

•	conviction by a court, or plea of “no contest” or guilty to a criminal offense;

•	engaging in fraud, embezzlement or any other illegal conduct with respect to us and/or any of our affiliates;

•	willful violation of the restrictive covenants set forth in his employment agreement;

•	willful failure or refusal to perform the duties under his employment agreement; or

•
breach of any material provision of his employment agreement or any of our or any of our affiliates’ policies related to conduct which is not cured, if curable, within ten days after written notice is given.

For purposes of the employment agreements, “good reason” generally means any of the following events which is not cured, if curable, within 30 days after the NEO has given notice thereof:

•	any material and adverse change to the NEO’s duties or authority which is inconsistent with his title and position;

•	a reduction of the NEO’s base salary; or

•	a failure by us to comply with any other material provisions of the employment agreement.

In addition to the above provisions, the definition of “good reason” in Mr. Goldberg’s employment agreement also includes a diminution of his title or position or a change in control (change in control has the same definition as in the stock incentive plan discussed above).

For purposes of the employment agreements, “disability” generally means if, as a result of incapacity due to physical or mental illness, the NEO is substantially unable to perform his duties for an entire period of at least 90 consecutive days or 180 non-consecutive days within any 365-day period.

Stock Incentive Plan and Awards Granted Thereunder

Under the terms of the stock incentive plan, unless an option award provides otherwise, upon termination other than for cause, death or disability (as defined below), all unvested options terminate and the participant may exercise his or her vested options within the period ending upon the earlier of three months following termination or ten years from the grant date of the option (i.e., the option’s expiration date). Unless an option award provides otherwise, upon termination for cause (as defined below), all vested and unvested options will terminate. Unless an option award provides otherwise, upon termination for death or disability, all unvested options will terminate, and the vested portion of the option may be exercised for the period ending upon the earlier of twelve months following termination or the option’s expiration date.

Under the terms of the option grants which Mr. Goldberg received in 2007, 2008 and 2009, any unvested portion of each option award vests upon our termination of his employment without cause (as defined in his employment agreement, see description above), or Mr. Goldberg’s termination of employment for good reason (as defined in his employment agreement, see description above), or when his employment period expires if we do not offer Mr. Goldberg continued employment on substantially similar terms, and the option will remain exercisable until the expiration date. Upon Mr. Goldberg’s termination due to his death or disability (as defined in his employment agreement, see description above), any unvested portion of the option will terminate and any vested portion of the option will remain exercisable until the expiration date. If we terminate Mr. Goldberg’s employment due to his permanent retirement from the reinsurance industry, any unvested portion of the option will terminate, and the vested portion will remain exercisable until expiration, unless Mr. Goldberg becomes employed by an entity which competes with any aspect of our or our affiliates’ business, in which case, the option will immediately terminate. If we terminate Mr. Goldberg’s employment for cause, all vested and unvested portions of the option will terminate. If Mr. Goldberg’s employment terminates under any other circumstances, the unvested portion of the option will terminate and the vested portion will remain exercisable for 90 days, but no later than the expiration date.

Under the terms of the option grants awarded to Mr. Courtis and Mr. Hedges, upon termination of employment, the awards remain exercisable in accordance with the terms of the stock incentive plan, except that upon termination, other than for cause, death or disability each as defined below, all vested options remain exercisable for the period ending upon the earlier of 90 days or the expiration date.

Under the terms of the restricted share awards granted to each of Messrs. Goldberg, Hedges and Courtis in 2009, the awards will automatically vest upon the executive’s termination of employment due to death or disability or upon the occurrence of a change in control. If the executive’s employment terminates for any other reason, the unvested shares of restricted stock will be automatically repurchased by the Company for par value and cancelled.

Upon a change in control , our Compensation Committee has the discretion to vest unvested options. In the tables below, it is assumed that the Compensation Committee exercised its discretion to vest unvested options.

For purposes of the stock incentive plan, “cause” generally means: if the participant is a party to an employment agreement or other agreement with us or an affiliate and such agreement provides for a definition of cause, the definition contained in the agreement, or, if no such agreement or definition exists, cause means a participant’s:

             •   material breach of his employment agreement or other agreement;

•	continued failure to satisfactorily perform assigned job responsibilities or to follow the reasonable instructions of his superiors, including, without limitation, our Board of Directors;

•	commission of a crime constituting a criminal offense or felony (or its equivalent) or other crime involving moral turpitude; or

•
material violation of any material law or regulation or any policy or code of conduct adopted by us or engaging in any other form of misconduct which, if it were made public, could reasonably be expected to adversely affect our or an affiliate’s business reputation or affairs.

For purposes of the stock incentive plan, “disability” generally means, if the participant is a party to an employment agreement or other agreement with us or an affiliate and the agreement provides for a definition of disability, the definition contained in the agreement, or, if no such agreement or definition exists, disability will mean the failure of the participant to perform his duties due to physical or mental incapacity as determined by our Compensation Committee.

For purposes of our stock incentive plan, "change in control" generally means the occurrence of one of the following events: (i) any person or group becomes the beneficial owner, directly or indirectly, of 51% or more of our common stock (measured by voting power rather than number of shares); or (ii) we consolidate or merge with or into any other person or group or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of our assets and the assets of our direct and indirect subsidiaries to any other person or group, in either one transaction or a series of related transactions that occur within six months, other than a consolidation or merger or disposition of assets.

Assuming Mr. Goldberg’s employment terminated under each of the circumstances described above on December 31, 2009, such payments and benefits have an estimated value of:

Event	Pro-Rated Bonus $	Total Cash Severance $		Value of Medical Continuation $	Value of Accelerated Equity(3) $	Total $
Termination without Cause, for Good Reason, or upon expiration of Employment Agreement without similar offer of employment	500,000	900,000	(1)	N/A	66,497	1,466,497
Death	500,000	N/A		13,481	2,563,879	3,077,360
Permanent Resignation from the Reinsurance Industry	500,000	N/A		N/A	N/A	500,000
Disability	500,000	400,000	(2)	13,481	2,563,879	3,477,360
Change in Control	N/A	N/A		N/A	2,563,879	2,563,879

(1)	Calculated as the sum of base salary ($400,000) and target bonus ($500,000).

(2)	Calculated as one times base salary.

(3)
Calculated as the sum of (i) the spread value (being the difference between the strike price and the share value on December 31, 2009) of the options and (ii) the fair market value of unvested shares of restricted stock subject to accelerated vesting if a termination or change in control occurred on December 31, 2009 and using a share price of $23.59, the December 31, 2009 closing share price.

    Assuming Mr. Hedges’ employment terminated under each of the circumstances described above on December 31, 2009, such payments and benefits have an estimated value of:

Event	Pro-Rated Bonus $	Total Cash Severance $		Value of Medical Continuation $	Value of Accelerated Equity(3) $	Total $
Termination without Cause or for Good Reason	500,000	1,000,000	(1)	N/A	N/A	1,500,000
Death	500,000	N/A		10,139	2,324,040	2,834,179
Disability	500,000	500,000	(2)	10,139	2,324,040	3,334,179
Change in Control	N/A	N/A		N/A	2,324,040	2,324,040

(1)       Calculated as the sum of base salary ($500,000) and target bonus ($500,000).

(2)       Calculated as one times base salary.

(3)
Calculated as the sum of (i) the spread value of the options and (ii) the fair market value of the unvested shares of restricted stock subject to accelerated vesting if a change in control occurred on December 31, 2009 and using a share price of $23.59, the December 31, 2009 closing share price.

            Assuming Mr. Courtis’ employment terminated under each of the circumstances described above on December 31, 2009, such payments and benefits have an estimated value of:

Event	Pro-Rated Bonus $	Total Cash Severance $		Value of Medical Continuation $	Value of Accelerated Equity(3) $	Total $
Termination without Cause or for Good Reason	180,000	505,000	(1)	N/A	N/A	685,000
Death	180,000	N/A		13,481	2,022,843	2,216,324
Disability	180,000	300,000	(1)	13,481	2,022,843	2,516,324
Change in Control	N/A	N/A		N/A	2,022,843	2,022,843

(1)	Calculated as the sum of base salary ($300,000) and target bonus ($180,000) plus an additional $25,000 for relocation expenses.

(2)       Calculated as one times base salary.

(3)
Calculated as the sum of (i) the spread value of the options and (ii) the fair market value of the unvested shares of restricted stock subject to accelerated vesting if a change in control occurred on December 31, 2009 and using a share price of $23.59, the December 31, 2009 closing share price.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee currently consists of Messrs. Isaacs, Murphy and Platt, each of whom the Board of Directors concluded was independent in accordance with the director independence standards of the Nasdaq stock market rules.

AUDIT COMMITTEE REPORT

Management has the primary responsibility for establishing and maintaining adequate internal controls over financial reporting, preparing the financial statements and the public reporting process. The Audit Committee’s primary purpose is to assist the Board of Directors in fulfilling its responsibilities to oversee the participation of management in the financial reporting process and the role and responsibilities of the independent auditors.

In performing its oversight role in connection with the audit of the Company’s consolidated financial statements for the year ended December 31, 2009, the Audit Committee has:

1.         reviewed and discussed the audited consolidated financial statements with management;

2.         discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380, as adopted by the Public Company Accounting Oversight Board in Rule 3200);

3.         received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence and has discussed with the independent auditors the independent auditor’s independence.

Based on the review and discussions referred to above, and in reliance on the information, opinions, reports or statements presented to the Audit Committee by management and the independent auditors, the Audit Committee recommended to the Board of Directors that the December 31, 2009 audited consolidated financial statements be included in the Annual Report on Form 10-K.

The Audit Committee

Alan Brooks (Chairman) Frank Lackner Bryan Murphy

Independent Public Accountant Fees and Services

Audit Fees

The aggregate amount of fees billed by BDO for professional services rendered for (1) the audit of our financial statements during the fiscal years ended December 31, 2009 and 2008; (2) the review of the financial statements included in our Quarterly Reports on Form 10-Q in 2009 and 2008; (3) the 2009 and 2008 audits of the Company’s internal control over financial reporting with the objective of obtaining reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects; and (4) services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements were approximately $328,000 and $280,000, respectively.

Audit-Related Fees

The Company did not incur any fees billed by BDO for audit related services during the fiscal years ended December 31, 2009 and 2008.

Tax Fees

The Company did not incur any fees billed by BDO for tax services during the fiscal years ended December 31, 2009 and 2008.

All Other Fees

The Company did not incur any other fees billed by BDO during the fiscal years ended December 31, 2009 and 2008.

Audit Committee’s Pre-Approval Policies and Procedures

Our Audit Committee charter includes our policy regarding the approval of audit and non-audit services performed by our independent auditors. The Audit Committee is responsible for retaining and evaluating the independent auditors’ qualifications, performance and independence. The Audit Committee pre-approves all auditing services, internal control-related services and permitted non-audit services (including the fees and terms thereof) to be performed for us by our independent auditors, subject to such exceptions for non-audit services as permitted by applicable laws and regulations. The Audit Committee may delegate this authority to a subcommittee consisting of one or more Audit Committee members, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals are presented to the full Audit Committee at its next meeting. The Audit Committee approved all professional services provided to us by BDO during 2009.

PRINCIPAL SHAREHOLDERS

The following table shows information known to us with respect to the beneficial ownership of both classes of our ordinary shares as of February 20, 2010 for:

•           each person or group who beneficially owns more than 5% of each class of our ordinary shares;

•           each of our NEOs, Messrs. Goldberg, Hedges and Courtis;

•           each of our directors; and

•           all of our directors and NEOs as a group.

Beneficial ownership of shares is determined under the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as indicated by footnote, and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all ordinary shares held by them. Class A ordinary shares subject to options and warrants currently exercisable or exercisable within 60 days of February 20, 2010, and not subject to repurchase as of that date, are deemed to be outstanding for calculating the percentage of outstanding shares of the person holding these options, but are not deemed to be outstanding for calculating the percentage of any other person.

Applicable percentage ownership in the following table is based on 30,063,893 Class A ordinary shares outstanding as of February 20, 2010 and 6,254,949 Class B ordinary shares outstanding as of February 20, 2010. Unless otherwise indicated, the address of each of the named individuals is c/o Greenlight Capital Re, Ltd., 65 Market Street, Suite 1207, Jasmine Court, Camana Bay, P.O. Box 31110, Grand Cayman, KY1-1205, Cayman Islands.

Name and address of beneficial owner	Beneficial ownership of principal shareholders
	Number of Class A Ordinary Shares	%	Number of Class B Ordinary Shares	%
David Einhorn(1)	—	—	6,254,949	100
Morgan Stanley(2)	3,326,737	11.07	—	—
Leonard Goldberg(3)	898,019	2.99	—	—
Barton Hedges(4)	383,318	1.28	—	—
Tim Courtis(5)	213,750	*	—	—
Alan Brooks(6)	79,488	*	—	—
Ian Isaacs(7)	65,189	*	—	—
Frank Lackner(8)	81,175	*	—	—
Bryan Murphy(9)	27,175	*	—	—
Joseph Platt(10)	98,488	*	—	—

All directors and NEOs as a group (9 persons)	1,846,602	6.14%	6,254,949	100%

*	Represents less than 1% of the outstanding ordinary shares.

(1)
Mr. Einhorn, together with his affiliates, is limited to voting the number of Class B ordinary shares equal to 9.5% of the total voting power of the total issued and outstanding ordinary shares. Mr. Einhorn owns 4,864,461 Class B ordinary shares directly. Mr. Einhorn also retains beneficial ownership of 1,390,488 Class B ordinary shares held by  the David M. Einhorn 2007 Family Trust. Mr. Einhorn has appointed Mr. Roitman as his alternate director. Mr. Roitman has beneficial ownership of 220,000 Class A ordinary shares. If Mr. Roitman’s Class A ordinary shares were included in the total shares held by the directors and NEOs, such number would be 2,066,602 shares, or 6.87%.

(2)	Morgan Stanley’s beneficial ownership is based on a Schedule 13G/A filed on February 12, 2010. The business address for Morgan Stanley is 1585 Broadway, New York, New York 10036.

(3)
Includes 703,334 Class A ordinary shares subject to options and 108,685 restricted shares subject to forfeiture held by Mr. Goldberg. Additionally, Mr. Goldberg owns 63,130 Class A ordinary shares directly and also retains beneficial ownership of 22,870 Class A ordinary shares held by the Leonard R. Goldberg 2007 Family Trust.

(4)	Includes 250,000 Class A ordinary shares subject to options and 98,518 restricted shares subject to forfeiture held by Mr. Hedges.

(5)	Includes 75,000 Class A ordinary shares subject to options and 85,750 restricted shares subject to forfeiture held by Mr. Courtis.

(6)	Includes 2,000 Class A ordinary shares subject to options and 7,175 restricted shares subject to forfeiture.

(7)	Includes 7,175 restricted Class A ordinary shares subject to forfeiture.

(8)	Includes 22,000 Class A ordinary shares subject to options held by Mr. Lackner, including 20,000 options transferred to him from First International, and 7,175 restricted shares subject to forfeiture.

(9)       Includes 7,175 restricted shares subject to forfeiture.

(10)
Includes 2,000 Class A ordinary shares subject to options held by Mr. Platt, 7,175 restricted shares subject to forfeiture and 75,000 Class A ordinary shares held by a partnership of which Mr. Platt is the general partner.

 SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that our directors, executive officers and the persons who beneficially own more than 10% of our ordinary shares file reports of ownership and changes of ownership on Forms 3, 4 and 5 with the SEC. Executive officers, directors and greater than 10% shareholders are required by regulations promulgated by the SEC to furnish us with copies of all Forms 3, 4 and 5 they file. Based solely on the reports received by us and on the written representations of the reporting persons, we believe that no director, executive officer or greater than 10% shareholder failed to file on a timely basis the reports required by Section 16(a) of the Exchange Act during, or with respect to, fiscal 2009.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

Related-Party Transaction Policy and Audit Committee Charter

We have established a written related-party transaction policy which provides procedures for the review of transactions in excess of $120,000 in any year between us and any covered person having a direct or indirect material interest, subject to certain exceptions. Covered persons include any director, executive officer, director nominee, 5% shareholder or any immediate family members of the foregoing. Any such related-party transactions shall require advance approval by a majority of our independent directors or a majority of the members of a committee constituted solely of our independent directors. In addition, our Audit Committee charter provides that the Audit Committee will review and approve all related-party transactions.

Investment Advisory Agreement

On January 1, 2008, we entered into an agreement, or the advisory agreement, wherein the Company and DME Advisors, a related party and an affiliate of David Einhorn, Chairman of our Board of Directors and the beneficial owner of all of the issued and outstanding Class B ordinary shares, agreed to create a joint venture for the purposes of managing certain jointly held assets. The term of the advisory agreement is January 1, 2008 through December 31, 2010 with automatic three-year renewals unless either Greenlight Re or DME Advisors terminates the agreement by giving 90 days notice prior to the end of the three-year term. Concurrent with the execution of the advisory agreement, we terminated the investment agreement with DME Advisors.

Pursuant to the advisory agreement, DME Advisors has the contractual right to manage substantially all of our investable assets, subject to the investment guidelines adopted by our Board of Directors for so long as the agreement is in effect. DME Advisors receives two forms of compensation:

•           a 1.5% annual fee, regardless of the performance of our investment account, payable monthly based on the net asset value of our investment account, excluding assets, if any, held in trusts used to collateralize our reinsurance obligations, or Regulation 114 Trusts; and

•           performance compensation based on the appreciation in the value of our investment account equal to 20% of net profits calculated per annum, subject to a loss carryforward provision.

The loss carryforward provision allows DME Advisors to earn reduced incentive compensation of 10% on profits in any year subsequent to the year in which our investment account incurs a loss, until all the losses are recouped and an additional amount equal to 150% of the loss is earned. DME Advisors is not entitled to earn performance compensation in a year in which our investment portfolio incurs a loss. However, DME Advisors is entitled to earn reduced incentive compensation on subsequent years to the extent it generates profits for our investment portfolio in such years. For the year ended December 31, 2009, DME Advisors received $10.8 million as an annual fee and $21.9 million as performance compensation.

DME Advisors is required to follow our investment guidelines and act in a manner that it considers fair and equitable in allocating investment opportunities to us, but we do not otherwise impose any specific obligations or requirements concerning the allocation of time, effort or investment opportunities to us or any restrictions on the nature or timing of investments for our account and for DME Advisors’ own account or other accounts that DME Advisors or its affiliates may manage. In addition, DME Advisors can outsource to sub-advisors without our consent or approval. In the event that DME Advisors and any of its affiliates attempt to simultaneously invest in the same opportunity, the opportunity will be allocated pro rata as reasonably determined by DME Advisors and its affiliates. Affiliates of DME Advisors presently serve as general partner or investment advisor of Greenlight Capital, L.P., Greenlight Capital Qualified, L.P., Greenlight Capital Offshore, Ltd., Greenlight Capital Offshore Qualified, Ltd., Greenlight Masters, L.P., Greenlight Masters Qualified, L.P., Greenlight Masters Offshore, Ltd., Greenlight Masters Offshore I, Ltd., and Greenlight Masters Partners, Greenlight Masters Offshore Partners and Greenlight Capital Offshore Partners which we collectively refer to as the Greenlight Funds. Each of the Greenlight Funds utilizes an investment strategy that may compete with or diverge from our investment strategy.

We have agreed to use commercially reasonable efforts to cause all of our current and future subsidiaries to enter into substantially similar advisory agreements, provided that any such agreement shall be terminable on the same date that the advisory agreement is terminable.

We have agreed to release DME Advisors and its affiliates from, and to indemnify and hold them harmless against, any liability arising out of the advisory agreement, subject to certain exceptions. Furthermore, DME Advisors and its affiliates have agreed to indemnify us against any liability incurred in connection with certain actions.

We may terminate the advisory agreement prior to the expiration of its term only “for cause,” which the advisory agreement defines as:

•           a material violation of applicable law relating to DME Advisors’ advisory business;

•           DME Advisors gross negligence, willful misconduct or reckless disregard of its obligations under the advisory agreement;

•           a material breach by DME Advisors of our investment guidelines that is not cured within a 15-day period; or

•           a material breach by DME Advisors of its obligations to return and deliver assets as we may request.

    Mr. Einhorn co-founded and has served as the President and Portfolio Manager of Greenlight Capital, Inc. since January 1996. Mr. Einhorn serves as senior managing member of DME Advisors, our investment advisor. Greenlight Capital, Inc. and DME Advisors are affiliates of Greenlight Capital Re, Ltd.
Service Agreement

In February 2007, we entered into a service agreement with DME Advisors, which was amended in August 2007 and October 2007, pursuant to which DME Advisors provides investor relations services to us for compensation of $5,000 per month (plus expenses). The service agreement has an initial term of one year and will continue for sequential one-year periods until terminated by us or DME Advisors. Either party may terminate the service agreement for any reason with 30 days prior written notice to the other party.

For the year ended December 31, 2009, we incurred expenses of $60,000 to DME Advisors for investor relations services.

Shareholders’ Agreement

Pursuant to our Shareholders’ Agreement, Greenlight Capital Investors, LLC, or GCI, had the right to unlimited demand registration rights once we are eligible to use Form S-3 (or similar short form registration statements). GCI assigned its demand registration rights under the Shareholders’ Agreement, with our consent, to David Einhorn on January 3, 2007. Mr. Einhorn has registration rights for all of his Class B ordinary shares, including those acquired in a private placement in May 2007, as contemplated under the Shareholders’ Agreement.

OTHER MATTERS

Neither the Board of Directors nor management intends to bring before the Meeting any business other than the matters referred to in the Notice of Annual General Meeting of Shareholders and this Proxy Statement. If any other business should come properly before the Meeting, or any adjournment thereof, the proxy holders will vote on such matters at their discretion.

ADDITIONAL INFORMATION

Other Action at the Meeting

As of the date of this Proxy Statement, the Company has no knowledge of any business, other than described herein and customary procedural matters, which will be presented for consideration at the Meeting. In the event any other business is properly presented at the Meeting, the persons named in the accompanying proxy may, but will not be obligated to, vote such proxy in accordance with their judgment on such business.

Shareholder Proposals for the Annual General Meeting of Shareholders in 2011

Pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, shareholder proposals must be received in writing by the Secretary of the Company no later than 120 days prior to the date of the Company’s proxy statement released to shareholders in connection with the Company’s previous year’s annual meeting of shareholders and must comply with the requirements of Cayman Islands corporate law and the Articles in order to be considered for inclusion in the Company’s Proxy Statement and form of proxy relating to the Annual General Meeting of Shareholders in 2011. The Company believes that shareholder proposals received by November 5, 2010 would be considered timely for inclusion in the 2011 Proxy Statement. Such proposals should be directed to the attention of the Secretary, Greenlight Capital Re, Ltd.

Shareholders who intend to nominate persons for election as directors at the Annual General Meeting of Shareholders in 2011 must comply with the advance notice procedures and other provisions set forth in the Articles in order for such nominations to be properly brought before the Annual General Meeting of Shareholders in 2011.

Any shareholder proposal from the Annual General Meeting of Shareholders in 2011, other than with respect to a nominee for election as a director, which is submitted outside the processes of Rule 14a-8 shall be considered untimely unless received by the Secretary in writing no later than January 19, 2011. If a shareholder proposal is introduced at the Annual General Meeting of Shareholders in 2011 without any discussion of the proposal in the 2011 Proxy Statement and the shareholder does not notify the Company by January 19, 2011, in accordance with Cayman Islands corporate law, of the intent to raise such proposal at the Annual General Meeting of Shareholders in 2011, then proxies received by the Company for the Annual General Meeting of Shareholders in 2011 will be voted by the persons named as such proxies in their discretion with respect to such proposal.

Costs of Solicitation

    The entire cost of this proxy solicitation will be borne by the Company, including expenses in connection with preparing, assembly, printing and mailing proxy solicitation materials. In addition to solicitation by mail, officers, directors and employees of the Company may solicit proxies by telephone, facsimile, electronic communication, in person or via the internet, although no compensation will be paid for such solicitation. We have retained BNY Mellon Shareowner Services, or BNY, to aid in the solicitation of proxies. For these and related consulting services, we will pay BNY a fee of $5,000 and reimburse it for certain out-of-pocket disbursements and expenses.  In addition, we will pay BNY additional fees in the event we mutually agree to have BNY initiate a direct voice campaign to individual shareholders.

By Order of the Board of Directors

Leonard Goldberg Chief Executive Officer

Dated: March 5, 2010 Grand Cayman, Cayman Islands

You can now access your Greenlight Capital Re, Ltd. account online.

Access your Greenlight Capital Re, Ltd. account online via Investor ServiceDirect® (ISD).

BNY Mellon Shareowner Services, the transfer agent for Greenlight Capital Re, Ltd., now makes it easy and convenient to get current information on your shareholder account.

- View account status
- View certificate history
- View book-entry information
- View payment history for dividends
- Make address changes

Visit us on the web at http://www.bnymellon.com/shareowner/isd

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose **MLink**[SM] for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to **Investor ServiceDirect**® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Annual General Meeting of Shareholders

The Proxy Statement and the 2009 Annual Report to Shareholders are available at: **http://www.proxyvoting.com/glre**

▼ FOLD AND DETACH HERE ▼

PROXY
GREENLIGHT CAPITAL RE, LTD.

ANNUAL GENERAL MEETING OF SHAREHOLDERS

To Be Held On April 28, 2010

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF GREENLIGHT CAPITAL RE, LTD.

The undersigned hereby appoints Tim Courtis and Leonard Goldberg, and each of them, as proxies of the undersigned, with full power to act without the other and with full power of substitution, to vote all the ordinary shares of Greenlight Capital Re, Ltd. held in the name of the undersigned at the close of business on March 8, 2010, at the Annual General Meeting of Shareholders to be held on April 28, 2010, at 9:00 a.m. (local time), and at any adjournment thereof, with all the powers the undersigned would have if personally present, as set forth below.

THIS PROXY WILL BE VOTED AS SPECIFIED BY YOU. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED "FOR" ITEMS 1, 2, 3, 4 AND 5, ALL SAID ITEMS BEING DESCRIBED IN THE NOTICE OF SUCH MEETING, DATED MARCH 5, 2010, AND THE ACCOMPANYING PROXY STATEMENT, RECEIPT OF WHICH ARE ACKNOWLEDGED. THE UNDERSIGNED RATIFIES AND CONFIRMS ALL THAT SAID PROXIES OR THEIR SUBSTITUTES MAY LAWFULLY DO BY VIRTUE HEREOF.

Address Change/Comments
(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)

WO# 68722 Fulfillment# 68723

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.
Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM (local time) the day prior to the annual general meeting day.

Greenlight Capital Re, Ltd.

INTERNET
http://www.proxyvoting.com/glre
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

WO# 68722 Fulfillment# 68723

▼ FOLD AND DETACH HERE ▼

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2, 3, 4 AND 5.

Please mark your votes as indicated in this example ☒

Nominees:	FOR	AGAINST	ABSTAIN
1a. Alan Brooks	☐	☐	☐
1b. David Einhorn	☐	☐	☐
1c. Leonard Goldberg	☐	☐	☐
1d. Ian Isaacs	☐	☐	☐
1e. Frank Lackner	☐	☐	☐
1f. Bryan Murphy	☐	☐	☐
1g. Joseph Platt	☐	☐	☐

Nominees:	FOR	AGAINST	ABSTAIN
2a. Alan Brooks	☐	☐	☐
2b. David Einhorn	☐	☐	☐
2c. Leonard Goldberg	☐	☐	☐
2d. Ian Isaacs	☐	☐	☐
2e. Frank Lackner	☐	☐	☐
2f. Bryan Murphy	☐	☐	☐
2g. Joseph Platt	☐	☐	☐

Mark Here for Address Change or Comments **SEE REVERSE** ☐

Signature ____________________ **Signature** ____________________ **Date** ____________

Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian or in other representative capacity, please give your full title.

Sign, Date and Return this Card Promptly Using the Enclosed Envelope.